* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Glu Mobile Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Agreement and Plan of Merger
by and among
Glu Mobile Inc.,
Midas Acquisition Corp.,
PlayFirst, Inc.,
and
Fortis Advisors LLC as Stockholders’ Agent

April 30, 2014
Exhibits

Exhibit A Exhibit B Exhibit C Exhibit D-1 Exhibit D-2 Exhibit D-3 Exhibit E Exhibit F Exhibit G-1 Exhibit G-2 Exhibit H-1 Exhibit H-2 Exhibit H-3 Exhibit I	- - - - - - - - - - - - - -	Definitions
List of Identified Employees
Form of Investor Representation Letter
Form of Stockholder Agreement
List of Company Stockholders
Form of Company Stockholder Consent
Form of Certificate of Merger
List Company Lenders
Form of FIRPTA Notice
Form of FIRPTA Notification Letter
List of Contracts Requiring Consent
List of Contracts Requiring Termination
List of Contracts Requiring Amendment
Management Plan Participant Joinder

Schedules

Schedule 4.2 Schedule 5.19 Schedule 5.21 Schedule 6.3(h)	List of Company Permitted Acts Trade Payables Management Plan List of Specified Contractors

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 30, 2014 (the “Agreement Date”), by and among Glu Mobile Inc., a Delaware corporation (“Acquiror”), Midas Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquiror (“Sub”), PlayFirst, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as Stockholders’ Agent (the “Stockholders’ Agent”).

Recitals

A. The Boards of Directors of Company, Sub and Acquiror have determined that it would be advisable and in the best interests of the stockholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Acquiror, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.

B. Pursuant to the Merger, among other things, all of the issued and outstanding shares of Company Capital Stock shall be converted into the right to receive cash or shares of Acquiror Common Stock or be cancelled and extinguished.

C. Company, Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

D. Concurrent the execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s and Sub’s willingness to enter into this Agreement, the Converting Holders are entering into investment representation letters with Acquiror in substantially the form attached hereto as Exhibit C (the “Investor Rep Letter”).

E. Acquiror, Sub and the Company intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s and Sub’s willingness to enter into this Agreement, the Company is delivering to Acquiror a stockholder agreement substantially in the form attached hereto as Exhibit D-1 (the “Stockholder Agreement”) executed by each Company Stockholder identified on Exhibit D-2 whom constitute the Company Stockholder Approval and immediately following the execution and delivery of this Agreement, the Company will secure from each Company Stockholder listed on Exhibit D-2 a written consent substantially in the form attached hereto as Exhibit D-3 (the “Company Stockholder Consent”).

Now, Therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
The Merger

1.1 The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit E (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly owned subsidiary of Acquiror. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

1.2 Closing. Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place (i) as promptly as practicable (and in any event within five (5) Business Days) after the satisfaction or waiver of each of the conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) as such other time and date as the Acquiror and Company may agree in writing. The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as Acquiror and Company hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.3 Closing Deliveries.

(a) Acquiror Deliveries. Acquiror shall deliver to the Company, at or prior to the Closing, a certificate, dated as of the Closing Date, executed on behalf of Acquiror by a duly authorized officer of Acquiror to the effect that each of the conditions set forth in clause (a) of Section 6.2 has been satisfied.

(b) Company Deliveries. Company shall deliver to Acquiror, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date and executed on behalf of Company by its Chief Executive Officer, to the effect that each of the conditions set forth in clause (a) of Section 6.3 has been satisfied;

(ii) a certificate, dated as of the Closing Date and executed on behalf of Company by its Secretary, certifying the Company’s (1) Certificate of Incorporation, (2) Bylaws, (3) board resolutions approving the Merger and adopting this Agreement and (4) stockholder resolutions approving the Merger and adopting this Agreement

(iii) written acknowledgments pursuant to which the Company’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, in each case in connection with this Agreement or any of the transactions contemplated by this Agreement or related thereto, acknowledges: (i) the total amount of fees, costs and expenses of any nature that is payable or has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement or related thereto; and (ii) that it has been paid in full and is not (and will not be) owed any other amount by any of the Company or the Surviving Corporation with respect to this Agreement, the transactions contemplated by this Agreement or related thereto;

(iv) a written acknowledgement from each individual identified on Exhibit F (each a “Company Lender”) in customary form reasonably acceptable to Acquiror and the Company (the “Payoff Letter”), whereby such Company Lender acknowledges that the amount payable to such Company Lender as reflected in the Payoff Letter shall be in full and complete satisfaction of all amounts due and payable to such Company Lender regarding the loans advanced to the Company by the Company Lender;

(v) a written acknowledgement from the Bank in customary form reasonably acceptable to Acquiror and the Company (the “Bank Payoff Letter”), whereby the Bank acknowledges that the amount payable to the Bank as reflected in the Bank Payoff Letter shall be in full and complete satisfaction of all amounts due and payable to the Bank regarding the loans advanced to the Company by the Bank;

(vi) Offer Letters executed by at least 14 of the 15 employees of the Company identified on Exhibit B hereto (collectively, the “Identified Employees”), which 14 must include Becky Ann Hughes, Tom Hall, and Richard Au;

(i) a Contractor Agreement duly executed by each Person set forth on Schedule 6.3(h) hereto (the “Specified Contractors”);

(ii) the Stockholder Agreement and the Company Stockholder Approval executed by each Company Stockholder set forth on Exhibit D-2;

(iii) an Investor Rep Letter executed by each Converting Holder;

(iv) (a) the written resignation in customary form of each of the directors and each of the officers of the Company and its Subsidiaries in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company, effective no later than immediately prior to the Effective Time, and (b) if requested by Acquiror at least five Business Days before Closing, the appointment of new officers and directors of the Company, which appointments are to become effective at the Effective Time;

(v) a certificate from the Secretary of State of the State of Delaware and each other State or other jurisdiction in which the Company is qualified to do business as a foreign corporation dated within three Business Days prior to the Closing Date certifying that the Company is in good standing and that all applicable Taxes and fees of the Company through and including the Closing Date have been paid;

(vi) the Closing Expenses Certificate;

(vii) the Company Net Working Capital Certificate;

(viii) FIRPTA documentation, including (a) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit G-1, dated as of the Closing Date and executed by the Company, together with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (b) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit G-2, dated as of the Closing Date and executed by the Company;

(ix) the Certificate of Merger, executed by the Company;

(x) the Spreadsheet completed to include all of the information specified in Section 5.8 and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;

(xi) unless otherwise requested by Acquiror in writing no less than three Business Days prior to the Closing Date, (A) a true, correct and complete copy of resolutions adopted by the board of directors of the Company (the “Board of Directors”), certified by the Secretary of the Company, authorizing the termination of the Company’s 401(k) Plan (the “401(k) Plan”), and (B) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective on the date immediately preceding the Effective Time and contingent upon the Closing;

(xii) a Parachute Payment Waiver executed by each Person required to execute such a waiver pursuant to Section 5.12 hereof;

(xiii) a Management Plan Participant Joinder signed by each Management Plan Participant;

(xiv) executed assignments of Intellectual Property from the Company’s current employees in the Company’s standard form of assignment of Intellectual Property; and

(xv) evidence satisfactory to Acquiror of (a) the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Merger or any other transaction contemplated by this Agreement under the contracts listed or described on Exhibit H-1 hereto, effective as of and contingent upon the Closing, (b) the termination of each of the contracts of the Company listed or described on Exhibit H-2 hereto, (c) the amendment of each of the contracts of the Company listed or described on Exhibit H-3 hereto in the manner described on such Exhibit with respect to each such contract, and (d) the termination or waiver of any rights of first refusal, rights to any liquidation preference or redemption rights of any Company Securityholder, effective as of and contingent upon the Closing.

1.4 Effective Time. At the Closing, after the satisfaction or waiver of each of the conditions set forth in ARTICLE 6, Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquiror and the Company and set forth in the Certificate of Merger being referred to herein as the “Effective Time”).

1.5 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become debts, liabilities and duties of the Surviving Corporation.

1.6 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law.

(b) At the Effective Time, the Bylaws of Sub shall become the Bylaws of the Surviving Corporation, until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.7 Directors and Officers.

(a) At the Effective Time, the members of the Board of Directors of Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.

(b) At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed.

1.8 Merger Consideration.

(a) Management Plan. At the Effective Time, unless otherwise agreed by Acqurior, the Company and an affected Management Plan Participant, and subject to the execution of a Management Plan Participant Joinder in the form attached hereto as Exhibit I (the “Management Plan Participant Joinder”) by such Management Plan Participant, such Management Plan Participant shall have the right to receive the Management Plan Payment payable pursuant to the Management Plan subject to applicable Tax withholding and subject to such Management Plan Participant’s Pro Rata Share of the Holdback Amount and Agent Expense Amount. Any such Tax withholding will be effected by withholding from each Management Plan Participant a number of Shares equal to the requisite withholding dollar amount divided by the Acquiror Stock Price.

(b) Bank Debt. On the terms and subject to the conditions of this Agreement, at the Closing, Acquiror shall pay or cause to be paid the Bank Debt and such payment shall be made to such account or accounts as are designated by the Company in accordance with Section 5.18.

(c) Treatment of Company Capital Stock, Company Options Company Warrants, and Notes. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any Company Stockholder and/or Company Optionholder and/or Company Warrantholder:

(i) Company Capital Stock.

(1) Company Series C Stock. At the Effective Time, all shares of Company Series C Stock (other than Dissenting Shares and shares owned by the Company) will be automatically converted into the right to receive, without interest and subject to and in accordance with Section 1.9, with respect to each share of Company Series C Stock, the Per Share Series C Stock Consideration.

(2) At the Effective Time, each share of Company Series A Stock, Company Series B Stock, and Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) will be automatically cancelled and extinguished without any present or future right to receive any portion of the Merger Consideration or any other payment or consideration, there being insufficient funds or assets to qualify for any distribution in accordance with the Company’s Certificate of Incorporation.

(ii) Company Options. Each Company Option, whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, without any further action on the part of any holder thereof, be terminated and cancelled at the Effective Time and shall not be assumed by Acquiror, and no Company Option shall be substituted with any equivalent option or right to purchase Acquiror Common Stock. The Company shall, prior to the Closing, take or cause to be taken all actions, and shall obtain all consents, as may be required to effect the treatment of Company Options pursuant to this Section 1.8(c)(ii).

(iii) Company Warrants. Notwithstanding anything to the contrary herein, Acquiror will not assume Company Warrants and all Company Warrants that are unexpired, unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Merger Consideration.

(iv) Payment of Notes. Subject to Section 1.9(a)(iv) and Section 1.12, Acquiror shall issue and cause to be delivered to each Company Lender, at or within five Business Days after the later of (A) the Closing and (B) receipt of the Payoff Letter and the original promissory note representing all amounts due and payable to such Company Lender by the Company (or, in lieu thereof, an affidavit of loss in a form reasonably acceptable to Acquiror, which affidavit will include customary provisions regarding indemnity of the Surviving Corporation and Acquiror), that number of shares of Acquiror Common Stock equal to such Company Lender’s Debtholder Number, which shall be in full satisfaction of such Company Lender’s Notes (the “Notes Repayment”). “Debtholder Number” with respect to a Company Lender shall mean that number of Shares obtained by dividing the dollar amount set forth next to such Company Lender’s name on the Spreadsheet under the column Debtholder Amount (the “Debtholder Amount”) by the Acquiror Stock Price (rounded down to the nearest whole Share). Notwithstanding anything to the contrary contained herein, the number of Shares represented by each Company Lender’s Debtholder Number shall be deemed to have been issued at the Closing regardless of when a Payoff Letter is received from such Company Lender in full satisfaction of the Notes.

(v) Company Debt. Notwithstanding anything to the contrary herein, Acquiror will not assume any Company Debt; it being understood and acknowledged that the Surviving Corporation or Acquiror will pay or cause to be paid the Debt Amount.

(d) Merger Consideration Limits.

(i) Transaction Limit. Notwithstanding anything to the contrary contained in this Agreement, in no event shall (i) the aggregate number of shares of Acquiror Common Stock issuable by Acquiror pursuant to this Agreement (the “Shares”) exceed 3,000,000 Shares and (ii) the amount of cash paid by the Acquiror exceed the Debt Amount.

(ii) Nasdaq 20% Limit Savings Clause. In addition, notwithstanding anything to the contrary contained in this Agreement, if under any circumstance any provision of this Agreement, alone or in concert with the other provisions of this Agreement or related agreements, would entitle the Company Securityholders to be issued and delivered pursuant to this Agreement or related agreements more than an aggregate of the Maximum Issuance Amount (as defined below), then in lieu of issuing and delivering shares of Acquiror Common Stock in excess of the Maximum Issuance Amount (such shares that would otherwise be issuable but for this Section 1.8(d)(ii), the “Excess Shares”), Acquiror shall deliver cash in an amount equal to the Acquiror Stock Price per each such Excess Share.

(iii) Nasdaq Covered Person Limit Savings Clause. Further, in the event that (A) the Deemed Aggregate Consideration (as defined below) includes shares of Acquiror Common Stock or the right to directly or indirectly acquire shares Acquiror Common Stock representing more than an aggregate of 5% of the Outstanding Amount and (B)(I) a Covered Person (as defined below) will receive more than 5% of the Deemed Aggregate Consideration or (II) all Covered Persons collectively will receive more than 10% of the Deemed Aggregate Consideration, then, notwithstanding anything to the contrary contained in this Agreement, (x) cash shall be substituted for Shares issuable to such Covered Person(s) triggering clause (B)(II) such that each such Covered Person will receive shares of Acquiror Common Stock or the right to directly or indirectly acquire shares Acquiror Common Stock representing less than 0.25% of the Outstanding Amount and (y) cash shall be substituted for Shares issuable to such Covered Persons pro rata such that all Covered Persons will receive shares of Acquiror Common Stock or the right to directly or indirectly acquire shares Acquiror Common Stock representing less than 0.5% of the Outstanding Amount.

(iv) Clarification; Certain Definitions. For purposes of clarification, (i) immediately prior to entering into the Merger Agreement, Acquiror had 81,316,193 shares of Acquiror Common Stock issued and outstanding (the “Outstanding Amount”), (ii) the “Maximum Issuance Amount” of 16,263,237 shares is equal to one share less than 20% of the Outstanding Amount, (iii) ”Covered Person” means any director, officer or Substantial Shareholder (as defined by Rule 5635(e)(3) of the Nasdaq Stock Market Rules) of Acquiror and (iv) the “Deemed Aggregate Consideration” includes all consideration to be paid by the Company under this Agreement or related agreements.

(e) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Acquiror Common Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(f) Appraisal Rights. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the applicable Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law or California Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law or California Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law or California Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the applicable Merger Consideration in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.9(a), following the satisfaction of the applicable conditions set forth in Section 1.9(a), the applicable Merger Consideration as if such shares never had been Dissenting Shares. The Company shall give Acquiror (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law or California Law. The Company shall not, except with the prior written consent of Acquiror, or as otherwise required under Delaware Law or California Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the Converting Holders (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.8(f) and under Delaware Law or California Law) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law or California Law by any other stockholder of the Company.

(g) Rights Not Transferable. The rights of the Company Securityholders under this Agreement as of immediately prior to the Effective Time are personal to each such securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

(h) Fractional Shares. No fractional shares of Acquiror Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating for each particular stock certificate or instrument representing Company Capital Stock all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Acquiror Stock Price.

1.9 Surrender of Certificates.

(a) Exchange Procedures.

(i) As soon as reasonably practicable after (but in no event later than five Business Days following) the Closing Date, Acquiror shall mail to every holder of record of Company Series C Stock that was issued and outstanding immediately prior to the Effective Time and that has not previously delivered its certificates or instruments, which immediately prior to the Effective Time represented issued and outstanding Company Series C Stock (the “Converting Instruments”), with a properly completed and duly executed letter of transmittal in customary form reasonably acceptable to Company and Acquiror (the “Letter of Transmittal”) together with instructions for use of the Letter of Transmittal in effecting the surrender of the Converting Instruments into the right to receive the applicable Merger Consideration.

(ii) As soon as reasonably practicable (but in any event within twenty Business Days) after the date of delivery to the Acquiror of a Converting Instrument, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, the holder of record of such Converting Instrument shall be entitled to receive that number of shares of Acquiror Common Stock (and the amount of cash in lieu of fractional shares) that such holder has the right to receive pursuant to Section 1.8(c) in respect of such Converting Instrument and such Converting Instrument shall be canceled.

(iii) If any Converting Instrument shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen, or destroyed and, if required by the Surviving Corporation, the payment of any reasonable fees, and the posting by such Person of a bond, in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such document, Acquiror will issue in exchange for such lost, stolen, or destroyed document, the Merger Consideration to which the holder is entitled under Section 1.8.

(iv) Notwithstanding the other provisions of this ARTICLE 1, Acquiror shall withhold from each Converting Holder’s portion of the Closing Merger Consideration issuable pursuant to Section 1.8(c) (including, for the sake of clarity, each Converting Holder’s portion of the Closing Merger Consideration issuable pursuant to Section 1.8(c)(iv)) such Converting Holder’s Pro Rata Share of the Holdback Amount (rounded down to the nearest whole Share). The Holdback Amount shall constitute security for the indemnification obligations of such Converting Holders pursuant to ARTICLE 8, and shall be distributed in accordance with the provisions of the terms hereof. The Holdback Amount shall be held by Acquiror pursuant to the terms hereof. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Holdback Amount and the appointment of the Stockholders’ Agent.

(b) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(c) Unclaimed Consideration. Each holder of a Converting Instrument who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.9(a) and each Management Plan Participant who has not theretofore complied with the terms of the Management Plan and this Agreement regarding the Management Plan shall look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the Merger Consideration issuable pursuant to Sections 1.8(a) or 1.8(c), as applicable. Notwithstanding anything to the contrary contained herein, if any Converting Instrument has not been surrendered prior to the earlier of the first anniversary of the Effective Time or such date on which the Merger Consideration contemplated by Section 1.8 in respect of such Converting Instrument would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Converting Instrument shall, to the extent permitted by applicable law, become the property of Acquiror, free and clear of all claims or interests of any Person previously entitled thereto.

1.10 No Further Ownership Rights in the Company Capital Stock, Company Options or Company Warrants. The Merger Consideration paid or payable following the surrender for exchange of shares of the Converting Instruments in accordance with the terms hereof shall be paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock, Company Options and Company Warrants which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Converting Instrument is presented to the Surviving Corporation for any reason, such Converting Instrument shall be canceled and exchanged as provided in this ARTICLE 1.

1.11 Company Balance Sheet; Company Net Working Capital Adjustment.

(a) The Company shall deliver a draft of the Company Net Working Capital Certificate to Acquiror not less than two (2) Business Days prior to the Closing Date and the Company Net Working Capital Certificate at the Closing. Within ten Business Days of the filing of the Form 8-K Amendment by Acquiror, Acquiror may provide written notice to the Stockholders’ Agent setting forth Acquiror’s calculation of the Company Net Working Capital together with documents and calculations to support Acquiror’s calculation (the “Acquiror Working Capital Notice”). The Acquiror Working Capital Notice shall include the amount by which the Company Net Working Capital as reflected on the Company Net Working Capital Certificate exceeds the Company Net Working Capital as reflected on the Company’s audited balance sheet included in an exhibit to the Form 8-K Amendment (the difference between the Company Net Working Capital as reflected on the Company Net Working Capital Certificate and the Company Net Working Capital as reflected on the Company’s audited balance sheet is referred to as the “Claimed Company Net Working Capital Shortfall”).

(b) The Stockholders’ Agent may object to Acquiror’s calculation of the Company Net Working Capital set forth in the Acquiror Working Capital Notice by providing written notice of such objection (the “Notice of Objection”) to Acquiror within 30 days after Acquiror’s delivery of written notice to the Stockholders’ Agent of the Acquiror Working Capital Notice (the “Objection Period”). Subject to written confidentiality and use restrictions that are reasonably satisfactory to Acquiror, the Stockholders’ Agent and its representatives and agents shall be given reasonable access (including electronic access, to the extent available), at any time prior to the expiry of the Objection Period, during Acquiror’s and/or the Company’s (as the case may be) normal business hours (or such other times as the parties may agree) to the books and records of the Company, as they may reasonably require, and reasonable access during normal business hours to such personnel or representatives of the Company and Acquiror (including but not limited to accountants and the individuals responsible for preparing the Acquiror Working Capital Notice) for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Acquiror Working Capital Notice and/or the calculations as set forth in the Acquiror Working Capital Notice.

(c) If the Stockholders’ Agent timely provides the Notice of Objection, then the parties shall confer in good faith for a period of up to five (5) Business Days following Acquiror’s timely receipt of the Notice of Objection in an attempt to resolve any disagreement and any resolution by them shall be in writing and shall be final and binding.

(d) If, after such five (5) Business Day period, the Stockholders’ Agent and Acquiror cannot resolve any such disagreement, then the parties shall engage Pricewaterhouse Coopers LLP, the independent registered public accounting firm that reviews and audits Acquiror’s publicly reported financial statements or such other independent registered public accounting firm acceptable to Acquiror and the Stockholders’ Agent (the “Reviewing Accountant”), to review the calculation of such Claimed Company Net Working Capital Shortfall. After review of the calculation of such Claimed Company Net Working Capital Shortfall and the Company’s books and records, the Reviewing Accountant shall promptly determine the Company Net Working Capital and such determination shall be final and binding on the parties.

(e) Each Converting Holder and Management Plan Participant shall severally and not jointly on a pro rata basis (based on their Pro Rata Share), subject to the limitations set forth in ARTICLE 8, indemnify and hold harmless Acquiror without any dispute by the Stockholders’ Agent, for the full amount by which the Company Net Working Capital as reflected on the Company Net Working Capital Certificate exceeds the Company Net Working Capital as determined by pursuant to this Section 1.11 (such excess, the “Company Net Working Capital Shortfall”), if any and if the Reviewing Accountant determines that there is a Company Net Working Capital Shortfall at least equal to two-thirds of the Claimed Company Net Working Capital Shortfall, the full amount all fees and expenses, if any, of the Reviewing Accountant with respect to the review of the Claimed Company Net Working Capital Shortfall (otherwise Acquiror will bear the expense of the Reviewing Accountant).

(f) To the extent that the Converting Holders or Management Plan Participants have an obligation to indemnify Acquiror pursuant to this Section 1.11 and there are shares of Acquiror Common Stock held in the Holdback Fund, Acquiror shall, in satisfaction of such indemnification obligation, cancel a number of such shares of Acquiror Common Stock (valued based on the Acquirer Stock Price) having an aggregate value equal to the amount of such indemnification obligation. Acquirer’s right to indemnification pursuant to this Section 1.11 will not be subject to any of the limitations set forth in ARTICLE 8. Any payments made pursuant to this Section 1.11 shall be treated as adjustments to the Merger Consideration for all Tax purposes to the maximum extent permitted under Applicable Law.

1.12 Stockholders’ Agent Expense Fund. Notwithstanding anything to the contrary contained in this Agreement, Acquiror is authorized and shall be entitled to withhold, from the aggregate Closing Merger Consideration otherwise payable to the Converting Holders and Management Plan Participants pursuant to Sections 1.8(a) and 1.8(c), that number of shares of Acquiror Common Stock having a value equal to $100,000 (the “Agent Expense Amount”) by using the Acquiror Stock Price and shall deposit, or cause to be deposited, the Agent Expense Amount in cash with the Stockholders’ Agent. The Agent Expense Amount shall be withheld from each Converting Holder and Management Plan Participant based on such Converting Holder’s or Management Plan Participant’s Pro Rata Share, and each Converting Holder and Management Plan Participant shall be deemed to have contributed to the Agent Expense Fund such Converting Holder’s or Management Plan Participant’s Pro Rata Share of the Agent Expense Amount, to be held by the Stockholders’ Agent pursuant to this Agreement. On the Closing Date, Acquiror shall deposit, or cause to be deposited, in the account of the Stockholders’ Agent set forth in the Spreadsheet, an amount of cash equal to the Agent Expense Amount (such funds being referred to herein as the “Agent Expense Fund”). The Agent Expense Fund shall be held by the Stockholders’ Agent without interest as agent and for the benefit of the Converting Holders and Management Plan Participants in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Stockholders’ Agent for, any expenses incurred pursuant to this Agreement or any Stockholders’ Agent letter agreement. The Stockholders’ Agent will hold the Agent Expense Fund separate from its corporate funds and will not voluntarily make it available to its creditors in the event of bankruptcy. The Stockholders’ Agent is not providing any investment supervision, recommendations or advice. The Stockholders’ Agent shall have no responsibility or liability for any loss of principal of the Agent Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Agent Expense Fund, and has no tax reporting or income distribution obligations hereunder. As soon as reasonably determined by the Stockholders’ Agent that the Agent Expense Fund is no longer required to be withheld, the Stockholders’ Agent shall distribute the remaining Agent Expense Fund (if any) to Acquiror, as applicable, for further distribution to the Converting Holders and Management Plan Participants.

1.13 Tax Consequences. The parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Code, and to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code; it being understood and agreed that neither Acquiror nor Sub makes any representations or warranties to the Company or to any Company Stockholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Stockholder of this Agreement, the Merger or the other transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company and the Company Stockholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and the other agreements contemplated by this Agreement.

1.14 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the applicable Company Stockholder when due, and such Company Stockholder shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

1.15 Withholding Rights. Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration and from any other payments otherwise required pursuant to this Agreement, to any employee of the Company who becomes an employee or consultant of the Surviving Corporation or Acquiror, any holder of any shares of Company Capital Stock, Company Options, Company Warrants or any Converting Instruments such amounts of cash or shares of Acquiror Common Stock as Acquiror or the Surviving Corporation is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld and transferred within a reasonable time to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.16 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE 2
Representations and Warranties of the Company

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this ARTICLE 2 to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquiror under this ARTICLE 2), the Company represents and warrants to Acquiror, as of the Agreement Date and as of the Closing Date, as follows:

2.1 Organization; Standing and Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power to own its properties and to conduct the Business and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect on the Company or the Business. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b) The Company does not currently have, nor has ever had (through a predecessor Entity or otherwise), any subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

2.2 Capital Structure.

(a) The authorized capital stock of the Company consists solely of 25,000,000 shares of Company Common Stock and 15,013,665 shares of Company Preferred Stock, of which 5,000,000 shares are designated as Company Series A Stock, 3,520,000 shares are designated as Company Series B Stock, and 6,493,665 shares are designated as Company Series C Stock. A total of 3,705,855 shares of Company Common Stock, 5,000,000 shares of Company Series A Stock, 3,448,277 shares of Company Series B Stock, and 5,398,010 shares of Company Series C Stock are issued and outstanding as of the Agreement Date. The Company holds no treasury shares. Schedule 2.2(a) of the Company Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any shares of Company Common Stock, Company Series A Stock, Company Series B Stock, or Company Series C Stock and the number of such shares so owned by such Person, and the number of shares of Company Common Stock that would be owned by such Person assuming conversion of all shares of Company Preferred Stock so owned by such Person giving effect to all anti-dilution and similar adjustments. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such person in the issued and outstanding capital stock or voting securities of the Company. All shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which the Company is bound. The Company has never declared or paid any dividends on any shares of Company Capital Stock. There is no liability for dividends accrued and unpaid by the Company. Other than pursuant to the Amended and Restated Investor Rights Agreement, dated September 29, 2010, the Company is not under any obligation to register under the Securities Act the Company Common Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued. Each share of Company Preferred Stock is convertible into shares of Company Common Stock on a one-for-one basis. The Company Capital Stock was issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts. No Unvested Company Shares, whether issued under the Company Options Plans or not, shall have their repurchase right lapse or vesting schedule accelerated in connection with the Merger or upon subsequent events.

(b) As of the Agreement Date, the Company has reserved 6,067,383 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 3,310,336 shares are subject to outstanding and unexercised Company Options, and 1,435,721 shares remain available for issuance thereunder. Correct and complete copies of each Company Option Plan, all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Capital Stock purchased under such option) have been provided to Acquiror’s counsel, and such plans and Contracts have not been amended, modified or supplemented since being provided to Acquiror’s counsel, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts in any case from those provided to Acquiror’s counsel. No benefits, including vesting, under any of such Company Option Plans will accelerate in connection with the Merger. No other outstanding Company Options, whether under the Company Option Plans or otherwise, will have their vesting accelerated in connection with the Merger or upon subsequent events.

(c) Schedule 2.2(c)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Warrants, including the number of shares and type of Company Capital Stock subject to each Company Warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each Company Warrant.

(d) Other than as set forth on Schedules 2.2(a), 2.2(b), and 2.2(c) of the Company Disclosure Letter, as of the Agreement Date, no Person has any right to acquire any shares of Company Capital Stock or any Company Options, Company Warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, from the Company or any Company Stockholder.

(e) No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) granting its holder the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”). Each Company Lender is a Converting Holder.

(f) Except for the Unvested Company Shares described in Schedule 2.2(a)-2, Company Options described in Schedule 2.2(b) and Company Warrants described in Schedule 2.2(c) of the Company Disclosure Letter, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, acquire, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, Company Options, Company Warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, or any Company Voting Debt that do not terminate as of the Effective Time and survive the Merger, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, Company Warrant, call, right or Contract that do not terminate as of the Effective Time and survive the Merger. There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among the Company and any Company Securityholder, other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the knowledge of the Company, between or among any of the Company Securityholders.

(g) The Spreadsheet will accurately set forth, as of the Closing, the information required to be reflected in the Spreadsheet pursuant to Section 5.8. As of the Closing, no other Person not disclosed in the Spreadsheet will have a right to acquire any shares of Company Capital Stock and/or Company Options and/or Company Warrants from the Company or any amount of the Closing Merger Consideration. In addition, the shares of Company Capital Stock and/or Company Options and/or Company Warrants disclosed in the Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by the Certificate of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which it is bound.

2.3 Authority; Noncontravention.

(a) Subject to approval of the Merger and adoption of this Agreement pursuant to the Company Stockholder Consent, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies. The Board of Directors of the Company, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board of Directors of the Company, has approved and adopted this Agreement and approved the Merger, determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of the Company and the Company Stockholders, and directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and unanimously recommended that all of the Company Stockholders adopt this Agreement. The affirmative votes of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (ii) the holders of a majority of the outstanding shares of Company Common Stock (voting as a separate voting class), and (iii) the holders of 66-2/3% of the outstanding shares of Company Preferred Stock (voting as a separate voting class) are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the Merger (the “Company Stockholder Approval”). The execution of the Company Stockholder Consent by the Company Stockholders listed on Exhibit D-2 is sufficient for the Company Stockholder Approval.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or any Subsidiary or to the knowledge of the Company, any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company or any Subsidiary, in each case as amended to date, (B) any Contract of the Company or any Subsidiary or any Contract applicable to any of their respective material properties or assets, or (C) any Legal Requirements applicable to the Company or any Subsidiary or any of their respective material properties or assets (subject to obtaining the consents, filings and authorizations set forth in Section 2.3(c)(i) through (iii) below).

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.3(b)(xv) and (ii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company’s ability to consummate the Merger or to perform its obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(d) The Company, its Board of Directors and the Company Securityholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the governing documents of the Company or its Subsidiaries will not be applicable to any of the Company, its Subsidiaries, Acquiror, the Surviving Corporation, or to the execution, delivery of, or performance of the transactions contemplated by this Agreement, the Company Stockholder Consent or the Stockholder Agreements, including the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

2.4 Financial Statements.

(a) The Company has delivered to Acquiror its audited consolidated financial statements for each of its fiscal years ending December 31, 2013, 2012, and 2011 and its unaudited consolidated financial statements for the 3-month period ended March 31, 2014 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements: (i) are derived from and are in accordance with the books and records of the Company; and (ii) fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material either individually or in the aggregate), (iii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, and (iv) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other.

(b) Neither the Company nor any Subsidiary has any Liabilities other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of March 31, 2014 (the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since March 31, 2014 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of law, and (iii) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any Person.

(c) Schedule 2.4(c) of the Company Disclosure Letter accurately lists all indebtedness of Company for money borrowed (“Company Debt”), including, for each item of Company Debt and the agreement governing the Company Debt. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

2.5 Absence of Certain Changes. Between the Company Balance Sheet Date and the Closing Date, each of the Company and each Subsidiary has conducted its business only in the ordinary course consistent with past practice and:

(a) there has not occurred a Material Adverse Effect on the Company,

(b) neither the Company nor any Subsidiary has made or entered into any Contract or letter of intent with respect to, or otherwise effected or agreed to effect, any acquisition, sale, license, disposition or transfer of any asset or liability of the Company or any Subsidiary other than Standard Outbound IP Agreements (as defined in Section 2.10(a)(ix)) to its customers in the ordinary course of its business consistent with its past practice,

(c) except as required by GAAP, there has not occurred any change in the Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies or establishment of reserves) or any revaluation of the assets of the Company or any Subsidiary,

(d) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases by the Company pursuant to the exercise of its right of first refusal),

(e) neither the Company nor any Subsidiary has entered into, amended, renewed or terminated any Material Contract, and there has not occurred any default or material breach under any Material Contract to which the Company or any Subsidiary is a party or by which it is, or any of its assets and properties are, bound,

(f) there has not occurred any amendment or change to the Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company or any Subsidiary,

(g) there has not occurred any material increase in or modification of the compensation or benefits payable or to become payable by the Company or any Subsidiary to any of its directors, officers, key employees or key consultants, any adoption or material modification of any Company Employee Plans, any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the regulations and guidance issued thereunder, or any new loans or advances or extension of existing loans or advances to any such Persons (other than routine expense advances to employees of the Company or any Subsidiary consistent with past practice), and neither the Company nor any Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons,

(h) there has not occurred the execution of any Contracts or the extension of the term of any existing Contract with any Person in the employ or service of the Company or any Subsidiary;

(i) there has not occurred any resignation or termination of any officer, key employee or group of employees of the Company or any Subsidiary,

(j) neither the Company nor any Subsidiary has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guarantor or surety with respect to the obligations of any other Person,

(k) neither the Company nor any Subsidiary has paid or discharged any Encumbrance or Liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date,

(l) neither the Company nor any Subsidiary has incurred any Liability to its directors, officers or stockholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice),

(m) neither the Company nor any Subsidiary has cancelled or waived any Liabilities in excess of $10,000 owed to it,

(n) neither the Company nor any Subsidiary has made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable,

(o) neither the Company nor any Subsidiary has made any material change in the pricing of its products or services or in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers,

(p) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Subsidiary,

(q) neither the Company nor any Subsidiary has sold, disposed of, transferred or licensed to any Person any rights to any Company Intellectual Property other than pursuant to Standard Outbound IP Agreements, or has acquired or licensed from any Person any Intellectual Property other than pursuant to Standard Inbound IP Agreements or sold, disposed of, transferred or provided a copy of any Company Source Code to any Person, and

(r) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (q) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

2.6 Litigation. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity (a “Legal Proceeding”), or, to the knowledge of the Company threatened against the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), nor, to the knowledge of the Company, is there any reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation. There is no judgment, decree, injunction or order against the Company or any Subsidiary, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company or any Subsidiary based upon the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby. Neither the Company nor any Subsidiary has any Legal Proceeding pending against any other Person.

2.7 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company or any Subsidiary which has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any Business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct or operation of Business or limiting the freedom of the Company or any Subsidiary to engage in any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any Person.

2.8 Compliance with Laws; Governmental Permits.

(a) Each of the Company and each Subsidiary has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of its Business, or the ownership or operation of its business. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by the Company or any Subsidiary of, or a failure on the part of the Company or any Subsidiary to comply with, any Legal Requirement. Neither the Company nor any of its Subsidiaries, nor any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b) Each of the Company and each Subsidiary has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Company’s or any Subsidiary’s business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

2.9 Title to, Condition and Sufficiency of Assets.

(a) Each of the Company and each Subsidiary has good and valid title to all of their respective tangible properties, and interests in tangible properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances incurred in the ordinary course of business consistent with past practice for obligations not past due, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, (iii) liens securing indebtedness that is reflected on the Company Balance Sheet, and (iv) those that have otherwise arisen in the ordinary course which do not detract from the value of the property subject thereto or impair the operations of the Company. The plant, property and equipment of each of the Company and each Subsidiary that are used in the operations of their respective businesses are (i) in good operating condition and repair, subject to normal wear and tear and (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice. The Company and its Subsidiaries have adequate rights of ingress and egress into any real property used in the operation of their respective businesses. The Company’s lease for the real property at 303 Second Street, North Tower, Suite 520, San Francisco, California (the “Lease”) is the Company’s only lease, sublease or other agreement under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property or facility. The Lease terminates on December 31, 2014. The Company’s monthly obligation under the lease is $40,355.58 and the Company has no other material liability under the Lease.

(b) The assets owned by the Company (i) constitute all of the assets that are necessary for the Company to conduct, operate and continue the Business of the Company and its Subsidiaries and to sell and otherwise enjoy full rights to exploitation of its assets and all products and services that are provided in connection with its assets, and (ii) constitute all of the assets that are used in the Business, without (A) the need for Acquiror to acquire or license any other asset, property or Intellectual Property, or (B) the breach or violation of any Contract.

2.10 Intellectual Property.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information, and know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

(ii) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(iii) “Intellectual Property” means (a) Intellectual Property Rights; and (b) Proprietary Information and Technology.

(iv) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned by the Company or any Subsidiary.

(v) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Intellectual Property owned by a third party (“Third Party Intellectual Property”) that is licensed by the Company or any Subsidiary.

(vi) “Company Intellectual Property Agreements” means any Contract to which the Company or any Subsidiary is a party or is otherwise bound and (A) pursuant to which the Company or any Subsidiary has granted any rights with respect to any Company Intellectual Property or licensed any Third Party Intellectual Property, or (B) that otherwise governs any Company Intellectual Property.

(vii) “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

(viii) “Standard Inbound IP Agreements” means (i) non-disclosure agreements or agreements granting to the Company a limited right to use a third party’s confidential information entered into by the Company or a Subsidiary in the ordinary course of its business (each a “Standard NDA”), and (ii) “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Company Products that have an individual acquisition cost of $15,000 or less.

(ix) “Standard Outbound IP Agreements” means (i) Standard NDAs, and (ii) non-exclusive licenses of Company Products granted by the Company or a Subsidiary in the ordinary course of its business.

(x) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products or services currently under development by the Company or any Subsidiary.

(xi) “Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(b) The Company and its Subsidiaries own or have the valid right or license to use and, to the extent that it does any of the foregoing, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of, all Intellectual Property used in, necessary to or that would be infringed by the conduct of the Business. The Company Intellectual Property is sufficient for the conduct of the Business.

(c) Neither the Company nor any Subsidiary has transferred ownership of, or agreed to transfer ownership of, any Intellectual Property to any third party. Neither the Company nor any Subsidiary permitted the Company’s rights in any Intellectual Property that is or was Company-Owned Intellectual Property to enter the public domain or, with respect to any Intellectual Property Rights for which the Company or its Subsidiaries have submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(d) The Company and its Subsidiaries own and have good and exclusive title to each item of Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances and Standard Outbound IP Agreements). After the Closing, all Company Owned Intellectual Property will be fully transferable, alienable, or licensable by the Surviving Corporation without restriction and without payment of any kind to any third party. To the Company’s knowledge, the right, license and interest of the Company or a Subsidiary in and to all Third Party Intellectual Property are free and clear of all Encumbrances (excluding restrictions contained in the applicable written license agreements with such third parties and Permitted Encumbrances).

(e) Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and its Subsidiaries’ ownership interests therein. Without limiting the foregoing, the Company and its Subsidiaries have complied with the duty of candor and disclosure to the United States Patent and Trademark Office (“PTO”) and any relevant foreign patent office with respect to all patent applications filed by or on behalf of the Company or any Subsidiary (the “Patent Applications”) and have made no material misrepresentation in the Patent Applications. The Company is not aware of any information (i) material to a determination of patentability regarding the Patent Applications not called to the attention of the PTO, (ii) not called to the attention of the PTO that would preclude the grant of a patent for the Patent Applications, or (iii) that would preclude the Company from having clear title to the Patent Applications and to the patents which have issued or which may issue therefrom. To the knowledge of the Company, all printed publications and patent references material to the patentability of the inventions claimed in the Patent Applications have been disclosed to those patent offices so requiring.

(f) With respect to the Company Intellectual Property Agreements:

(i) Neither the Company nor any Subsidiary is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Company Intellectual Property Agreement and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company Intellectual Property Agreement, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing.

(ii) Following the Closing, the Surviving Corporation (as wholly owned by Acquiror) will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under the Company Intellectual Property Agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any Subsidiary would otherwise be required to pay.

(iii) None of the Company Intellectual Property Agreement grants any third party exclusive rights to or under any Company-Owned Intellectual Property.

(iv) None of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company Intellectual Property.

(v) There are no disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Subsidiary thereunder.

(vi) No Company Intellectual Property Agreement requires the Company or a Subsidiary to include any Third Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of such Company Product.

(vii) The Company or a Subsidiary have obtained valid, written, perpetual, non terminable (other than for cause) licenses (sufficient for the conduct of the Business) to all Third Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any Subsidiary with any of the Company Products.

(viii) No third party that has licensed Intellectual Property to the Company or any Subsidiary has ownership or license rights to improvements or derivative works of such Third Party Intellectual Property that are made by the Company or any Subsidiary.

(g) Neither this Agreement, the transactions contemplated by this Agreement, or the assignment to Acquiror and/or the Surviving Corporation by operation of law or otherwise of any Contracts to which the Company or a Subsidiary is a party, will result in: (i) Acquiror or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by or licensed to Acquiror or any of its Affiliates, (ii) Acquiror or any of its Affiliates being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or (iii) Acquiror or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(h) There are no royalties, honoraria, fees or other payments payable by the Company or any Subsidiary to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Intellectual Property by the Company or any Subsidiary.

(i) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. Neither the Company nor any Subsidiary has brought any Legal Proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.

(j) Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property Right. Neither the Company nor any Subsidiary has received any written communication that involves an offer to license or grant any other rights or immunities under any Intellectual Property Right of a third party.

(k) The Company and its Subsidiaries are not infringing, misappropriating or violating and have not infringed, misappropriated or violated the Intellectual Property Rights of any third party. In addition, the operation of the Business, including (i) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s or any Subsidiary’s use of any product, device or process used in the Business has not infringed, misappropriated, or violated, does not and will not infringe, misappropriate, or violate the Intellectual Property of any third party, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the Business is infringing, misappropriating, or violating, or has infringed, misappropriated, or violated, any Intellectual Property Right of a third party. No Company Product or information or material published or distributed by the Company or any Subsidiary or conduct or statement of the Company or any Subsidiary constitutes obscene material, a defamatory statement or material false advertising.

(l) No Company-Owned Intellectual Property or Company Product is subject to any proceeding, outstanding decree, order, judgment, settlement agreement, stipulation, or “march in” right that restricts in any manner the use, transfer, or licensing thereof by the Company or any Subsidiary, or which may affect the validity, use or enforceability of any such Company-Owned Intellectual Property.

(m) Neither the Company nor any Subsidiary has received any opinion of counsel that any Company Product or the operation of the Business does or does not infringe, misappropriate, or violate any Intellectual Property Right of a third party or that any Intellectual Property Right of a third party is invalid or unenforceable.

(n) Each of the Company and each Subsidiary has secured from all consultants, employees and independent contractors and any other Person who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company or any Subsidiary (each, an “Author”) unencumbered and unrestricted exclusive ownership of all of each such Author’s Intellectual Property in such contribution and has obtained a waiver from each such Author of any non-assignable rights. No such Author has retained any rights, licenses, claims or interest with respect to any Intellectual Property developed by such Author or the Company or any Subsidiary. Without limiting the foregoing, the Company and each Subsidiary has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors.

(o) All rights in, to and under all Intellectual Property used in any Company Products or in the operation of the Business that was created or obtained by the Company’s founders for or on behalf of or in contemplation of the Company (A) prior to the inception of the Company or (B) prior to their commencement of employment with the Company have been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide the Company, the Surviving Corporation or Acquiror with such cooperation as may reasonably be required to complete and prosecute all appropriate U.S. and foreign patent and copyright filings related thereto without payment of any new or additional consideration therefor.

(p) To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company or any Subsidiary: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(q) The employment of any employee of the Company or any Subsidiary or the use by the Company or any Subsidiary of the services of any consultant or independent contractor does not subject the Company or any Subsidiary to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or any Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.

(r) The Company and its Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors of the Company and its Subsidiaries and any third party having access to Confidential Information have executed and delivered to the Company a written, legally binding agreement regarding the protection of such Confidential Information.

(s) “Open Source Materials” means all software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)). Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property or Company Products; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or such Subsidiary with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(t) The software included in the Company Products or software used in the provision of any Company Product: (i) has sufficiently documented source code enabling a reasonably skilled software developer to understand, modify, compile and otherwise utilize all aspects of the related Technology without reference to other sources of information; (ii) is complete and no other computer hardware, software, system, or other information technology is needed in order to carry on the Business of Company; (iii) is free from known material defects or deficiencies, errors in design, and operating defects; (iv) does not require a material upgrade or replacement within the 12-month period after the Closing Date and none are planned; and (v) does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which Company Product software is stored or installed or damage or destroy any data or file without the user’s consent.

(u) All Company Products sold, licensed, leased or delivered by the Company or any Subsidiary to customers and all services provided by or through the Company or any Subsidiary to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and conform to packaging, advertising and marketing materials and to applicable product or service specifications or documentation. Neither the Company nor any Subsidiary has any Liability (and, to the knowledge of the Company and any Subsidiary, there is no legitimate basis for any present or future Legal Proceeding against the Company or any Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

(v) No (i) government funding; (ii) facilities or resources of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Capital Stock) was used in the development of the Company-Owned Intellectual Property. No Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company-Owned Intellectual Property. No current or former employee, consultant or independent contractor of the Company or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary.

(w) Neither the Company, any Subsidiary, nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (other than providing Authors access to Company Source Code on a “need to know” basis from the premises of Company or any Subsidiary).

(x) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any Person of any Company Source Code. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in release from escrow or other delivery to a third party of any Company Source Code.

(y) Neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property. In addition, if any Company-Owned Intellectual Property were acquired from a Person other than an employee of or contractor to Company or any Subsidiary, then such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such Intellectual Property. Neither the Company nor any Subsidiary has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

(z) The Company and its Subsidiaries operate and have operated their business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (“DMCA”), including by informing users of its products and services of such policy, designating an agent for notice of infringement claims, registering such agent with the U.S. Copyright Office, and taking appropriate action expeditiously upon receiving notice of possible infringement in accordance with the “notice and take-down” procedures of the DMCA.

(aa) Privacy and Personal Data.

(i) The Company’s and Company Subsidiaries’ data, privacy and security practices conform, and at all times have conformed, to all of the Company Privacy Commitments (defined below), Privacy Laws and Company Data Agreements. The Company and Company Subsidiaries have at all times: (i) provided adequate notice and obtained any necessary consents from data subjects required for the Processing of Personal Data as conducted by or for the Company or Company Subsidiaries and (ii) abided by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data (such obligations along with those contained in Company Privacy Policies, collectively, “Company Privacy Commitments”). Neither the execution, delivery and performance of this Agreement nor the taking over by Purchaser of all of the Company Databases, Company Data and other information relating to the Company’s or Company Subsidiaries’ customers will cause, constitute, or result in a breach or violation of any Privacy Laws or Company Privacy Commitments, any Company Data Agreements or standard terms of service entered into by users of the Company Products. Copies of all current and prior Company Privacy Policies have been made available to Purchaser and such copies are true, correct and complete.

(ii) To the Company’s knowledge, the Company and Company Subsidiaries have established and maintain appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws and Company Privacy Commitments that are designed to protect Company Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company and its data processors. The Company and Company Subsidiaries and their data processors have taken commercially reasonable steps to ensure the reliability of its employees that have access to Company Data, to train such employees on all applicable aspects of Privacy Laws and Company Privacy Commitments and to ensure that all employees with the right to access such data are under written obligations of confidentiality with respect to such data.

(iii) No breach, security incident or violation of any data security policy in relation to Company Data has occurred or is threatened, and there has been no unauthorized or illegal Processing of any Company Data. No circumstance has arisen in which: (i) Privacy Laws would require the Company or a Company Subsidiary to notify a Governmental Entity of a data security breach or security incident or (ii) applicable guidance or codes of practice promulgated under Privacy Laws would recommend the Company or Company Subsidiary to notify a Governmental Entity of a data security breach.

(iv) The Company and Company Subsidiaries have not received or experienced, and there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person (including a data subject): (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws or Company Privacy Commitments, (B) requiring or requesting the Company or Company Subsidiaries to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or Company Subsidiaries or (D) claiming compensation from the Company or Company Subsidiaries. The Company and Company Subsidiaries have not been involved in any Legal Proceedings involving a breach or alleged breach of Privacy Laws or Company Privacy Commitments.

(v) All notifications and registrations made by the Company and Company Subsidiaries under Privacy Laws with relevant Governmental Entities in connection with the Company’s and Company Subsidiaries’ Processing of Personal Data (including the Company’s and Company Subsidiaries’ certification under the U.S.-EU/Switzerland Safe Harbor) are valid, accurate, complete and fully paid up and, the consummation of the Merger will not invalidate such notification or registration or require such notification or registration to be amended. No other registrations or notifications are required in connection with the Processing of Personal Data by Company.

(vi) Where the Company and Company Subsidiaries use a data processor to Process Personal Data, the processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, security measures and compliance with those obligations that are sufficient for the Company’s and Company Subsidiaries’ compliance with Privacy Laws and Company Privacy Commitments, and there is in existence a written Contract between the Company or Company Subsidiaries and each such data processor that complies with the requirements of all Privacy Laws and Company Privacy Commitments. The Company and Company Subsidiaries have made available to Acquirer true, correct and complete copies of all such Contracts. Such data processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of Company or Company Subsidiaries.

(vii) The Company and Company Subsidiaries have not transferred Personal Data originating in the European Economic Area outside the European Economic Area, except where such transfers have complied with the requirements of Privacy Laws and Company Privacy Commitments, including the Company’s or Company Subsidiaries’’ certification under the U.S.-EU/Switzerland Safe Harbor.

(viii) Each distinct electronic or other repository or database containing (in whole or in part) Company Data maintained by or for the Company and Company Subsidiaries at any time is called the “Company Databases”. The Company and Company Subsidiaries have valid and subsisting contractual rights to Process or to have Processed all third-party-owned data howsoever obtained or collected by or for the Company in the manner that it is Processed by or for the Company and Company Subsidiaries (all such data, “Company-Licensed Data”). The Company and Company Subsidiaries have all rights, and all permissions or authorizations required under Privacy Laws and relevant Contracts (including Company Data Agreements), to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as the case may be, to each of the Company-Licensed Data as necessary for the operation of the Business as presently conducted. The Company and Company Subsidiaries have been and are in compliance with all Contracts pursuant to which the Company and Company Subsidiaries Processes or have Processed Company-Licensed Data, and the consummation of the Merger will not conflict with, or result in any violation or breach of, or default under, any such Contract. Schedule 2.10(aa)(viii) of the Company Disclosure Letter identifies each Contract governing any Company-Licensed Data to which the Company and Company Subsidiaries are a party or are bound by, except the standard terms of use entered into by users of the Company Products (copies of which have been provided to Acquirer).

(ix) The Company and Company Subsidiaries are a licensee of or the owner of all right, title and interest in and to each element of Company Data that (i) is used or held for use in the Business that is not Personal Data or Company-Licensed Data or (ii) the Company and Company Subsidiaries purport to own (collectively, “Company-Owned Data”). The Company and Company Subsidiaries have the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person. Other than as set forth on Schedule 2.10(aa)(ix) of the Company Disclosure Letter, the Company and Company Subsidiaries have not entered into any Contract governing any Company-Owned Data or to which the Company or Company Subsidiaries are a party or bound by, except the standard terms of use entered into by users of the Company Products (copies of which have been provided to Acquirer).

(x) The Company and Company Subsidiaries do not Process the Personal Data of any natural Person under the age of 13.

(xi) The Company and Company Subsidiaries have never directly stated that Company Products enhance the security of data (including Personal Data) accessed, provided or sent by end users.

(xii) The Company and each Subsidiary has implemented and maintains a comprehensive security plan which (i) identifies internal and external risks to the security of the Confidential Information, including personally identifiable information; (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; and (ii) maintains notification procedures in compliance with applicable Legal Requirements in the case of any breach of security compromising unencrypted data containing personally identifiable information. Neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s possession, custody or control.

(bb) All software development tools used by the Company or any of its Subsidiaries in the Business are called the “Development Tools”. The Company or any Subsidiary has sufficient right, title and interest in and to the Development Tools for the conduct of the Business.

2.11 Environmental Matters. To the knowledge of the Company, the Company is not is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Business, individually or in the aggregate; and there is no pending or, to the knowledge of the Company, threatened investigation that might lead to such a claim.

2.12 Taxes.

(a) The Company and each Subsidiary, have properly completed and timely filed all Tax Returns required to be filed by it, and has timely paid all Taxes owed by each of them (whether or not shown on any Tax Return). All Tax Returns were complete and accurate in all material respects and have been prepared in compliance with all applicable Legal Requirements. The Company has delivered to Acquiror correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company or any of its Subsidiaries.

(b) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date.

(c) There is (i) no written claim for Taxes being asserted against the Company or any Subsidiary that has resulted in a lien against the property of the Company or any Subsidiary other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect, and (iv) other than the Company’s 2013 U.S. federal income Tax Return, no agreement to any extension of time for filing any Tax Return which has not been filed. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

(d) Neither the Company nor any Subsidiary has been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(e) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, other than commercial contracts entered into with third parties in the ordinary course of business not primarily related to Taxes, nor does the Company or any Subsidiary have any Liability or potential Liability to another party under any such agreement.

(f) Each of the Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(g) Neither the Company nor any Subsidiary has consummated or participated in, and none of them are currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has participated in, nor are any of them currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(h) Neither the Company nor any Subsidiary or any predecessor of the Company or any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

(i) Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

(j) Neither the Company nor any Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(k) Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(l) Neither the Company nor any Subsidiary has received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).

(m) Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.

(n) Neither the Company nor any Subsidiary is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.

(o) Each of the Company and each Subsidiary has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts have been provided or are customarily provided.

(p) The Company for itself and for its Subsidiaries has provided to the Acquiror all documentation relating to any applicable Tax holidays or incentives. The Company and its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

(q) Neither the Company nor any Subsidiary is nor have any of them ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and each Subsidiary has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897 2(h) of the Treasury Regulations.

(r) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(s) Each of the Company and each Subsidiary has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(t) Other than with respect to compensation received under the Management Plan and Offer Letters, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or ERISA Affiliate (as defined below) to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 2.12(t) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date (but disregarding the effect of compensation received under the Management Plan and Offer Letters).

(u) Schedule 2.12(u) to the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any of its Subsidiaries is a party. Each such nonqualified deferred compensation plan to which the Company or its Subsidiaries is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(v) The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted, and neither the Company nor the Acquiror has incurred or will incur any liability or obligation to either withhold or report taxes under Section 409A of the Code upon the vesting or cancellation of any Company Options. All Company Options are options to purchase Company Common Stock, which constitutes “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof.

2.13 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.13(a) of the Company Disclosure Letter lists, with respect to the Company, any Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or any Subsidiary remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or any Subsidiary (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).

(b) The Company has furnished to Acquiror’s counsel a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided to Acquiror’s counsel correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also provided to Acquiror a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. The Company has also provided to Acquiror all registration statements and prospectuses prepared in connection with each Company Employee Plan. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company, each Subsidiary and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any Subsidiary or ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company and its Subsidiaries after the Company Balance Sheet Date). In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company, its Subsidiaries and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Employee Plan is covered by, and neither the Company nor any Subsidiary or ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquiror, the Surviving Corporation and/or any Subsidiary (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No Legal Proceeding has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. Other than claims by employees for benefits received in the ordinary course under the Company Employee Plans, there are no Liabilities, by or on behalf of any of the employees or any beneficiary of such individuals, pending or, to the knowledge of the Company, threatened against the Company with respect to the Company Employee Plans.

(d) With respect to each Company Employee Plan, each of the Company and each United States Subsidiary has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

(e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements. No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than normal and reasonable administrative fees associated with the termination of benefit plans and as disclosed in Schedule 2.13(e). There has been no plan or commitment, whether legally binding or not, to create any additional Company Employee Plans or to change or terminate any existing Company Employee Plans.

(f) Neither the Company nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h) The Company and any Subsidiary does not, nor have they ever, contributed to, sponsored or maintained any compensation and benefit plan under the law or applicable custom or rule of a jurisdiction outside of the United States.

(i) Schedule 2.13(i) of the Company Disclosure Letter lists as of the Agreement Date each employee of the Company or any Subsidiary who is not fully available to perform work because of disability or other leave.

(j) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any Person.

(k) Each of the Company and each Subsidiary is in compliance in all respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Each of the Company and each Subsidiary has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability. Neither the Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees, which controversies have or would reasonably be expected to result in a Legal Proceeding.

(l) Schedule 2.13(l) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound. Neither Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.13(l) of the Company Disclosure Letter. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary and neither the Company nor any Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary has knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Subsidiary. Neither the Company nor any Subsidiary, nor to the knowledge of the Company and each Subsidiary, any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any Subsidiary, and there is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened. No employee of the Company or any Subsidiary has been dismissed in the last 12 month period.

(m) No employee of the Company or any Subsidiary is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any such Subsidiary or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(m) of the Company Disclosure Letter, no employee of the Company or any Subsidiary has given notice to the Company or any Subsidiary, nor does the Company or any Subsidiary otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company or any Subsidiary. The employment of each of the employees of the Company or any Subsidiary is “at will” (except for non-U.S. employees of the Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and the Company and each Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on Schedule 2.13(m) of the Company Disclosure Letter. As of the date hereof, the Company and each Subsidiary has not, and to the knowledge of Company or any Subsidiary, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquiror to make an offer of employment to any present or former employee or consultant of the Company or any Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company or any Subsidiary of any terms or conditions of employment with Acquiror following the Effective Time.

(n) Each of the Company and each Subsidiary has provided to Acquiror a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Company and each Subsidiary, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. Each of the Company and each Subsidiary has provided to Acquiror the additional following information for each of its international employees: city/country of employment, citizenship, date of hire, manager’s name and work location, date of birth and whether the employee was recruited from a previous employer.

(o) Each of the Company and each Subsidiary has provided to Acquiror a true, correct and complete list of all of its consultants, advisory board members and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.

(p) Each of the Company and each Subsidiary has provided to Acquiror’s counsel correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company or any Subsidiary (and a true, correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company or any Subsidiary; summary of Liability for termination payments to current and former directors, officers and employees of the Company or any Subsidiary; and a schedule of bonus commitments made to employees of the Company or any Subsidiary.

(q) There are no performance improvement or disciplinary actions contemplated or pending against any of the Company’s or any Subsidiary’s current employees.

(r) The Company and each Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

2.14 Interested Party Transactions. None of the officers and directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees or stockholders of the Company or any Subsidiary, nor any immediate family member of an officer, director, employee or stockholder of the Company or any Subsidiary, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof. To the knowledge of the Company, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business of the Company or any of its Subsidiaries, except for the rights of stockholders under applicable Legal Requirements.

2.15 Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 2.15 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Each of the Company and each Subsidiary has provided to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Subsidiary. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16 Books and Records. The Company has provided to Acquiror or its counsel correct and complete copies of each document that has been requested by Acquiror or its counsel in connection with their legal and accounting review of the Company and/or any Subsidiary (other than any such document that does not exist or is not in the Company’s possession or subject to its control). Without limiting the foregoing, the Company has provided to Acquiror or its counsel complete and correct copies of (a) all documents identified on the Company Disclosure Letter, (b) the Certificate of Incorporation and Bylaws or equivalent organizational or governing documents of the Company and each of its Subsidiaries, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company and each Subsidiary, (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and each of its Subsidiaries, and (e) all permits, orders and consents issued by any regulatory agency with respect to the Company and each of its Subsidiaries, or any securities of the Company and each of its Subsidiaries, and all applications for such permits, orders and consents. The minute books of the Company and each Subsidiary provided to Acquiror contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company and the respective Subsidiaries through the date of this Agreement. The books, records and accounts of the Company and its Subsidiaries (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company and such Subsidiaries, and (iv) accurately and fairly reflect the basis for the Financial Statements.

2.17 Material Contracts.

(a) Except for this Agreement and the Contracts specifically identified in Schedule 2.17 of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to or bound by any of the following Contracts (each a “Material Contract”):

(i) any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract pursuant to which any Person has a right to market, resell or distribute any Company Products (each a “Reseller Agreement”);

(ii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets in excess of $10,000, other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts otherwise listed in Schedule 2.17(a)(ix) or (x) of the Company Disclosure Letter;

(iii) any mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging, forward, swap or other derivative arrangement, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(iv) any Contract providing for capital expenditures in excess of $10,000;

(v) any Contract limiting the freedom of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(vi) any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(vii) any Contract (A) with any of its officers, directors, employees or stockholders or any member of their immediate families (other than Contracts listed in Schedule 2.17(a)(xv) and Contracts for the grant of Company Options) or (B) with any Person with whom the Company or any Subsidiary does not deal at arm’s length;

(viii) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person other than Intellectual Property Rights and other indemnities granted by the Company or any Subsidiary under Standard Inbound IP Agreements, Standard Outbound IP Agreements;

(ix) other than Standard Outbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which any Person is granted any rights to Company Intellectual Property or pursuant to which the Company or any Subsidiary has agreed to any restriction on the right of the Company or any Subsidiary to use or enforce any Company-Owned Intellectual Property Rights or pursuant to which the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;

(x) other than Standard Inbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which the Company or any Subsidiary acquired or is granted any rights to Third Party Intellectual Property or pursuant to which the Company or any Subsidiary is granted the right to market, resell or distribute any products, technology or services of any Person;

(xi) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company or any Subsidiary, other than employee invention assignment agreements and consulting agreements with Authors on the Company’s standard form of agreement, copies of which have been provided to Acquiror’s counsel;

(xii) any Contract to license or authorize any third party to manufacture or reproduce any Company Products or Company Intellectual Property, other than rights granted to customers of the Company or any Subsidiary to install or make a reasonable number of backup copies of Company Products to support their licensed use of Company Products;

(xiii) any Contract with a Significant Supplier;

(xiv) (a) any joint venture Contract, (b), any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (c) any Contract that involves the payment of royalties to any other Person;

(xv) any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company or any Subsidiary that is not immediately terminable by the Company or such Subsidiary without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement, or any subsequent condition or event, or on account of any Contract that is entered into in connection with this Agreement;

(xvi) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights disclosed on Schedule 2.2(a) of the Company Disclosure Letter;

(xvii) any Contract under which the Company or any Subsidiary provides any advice or services, consulting, professional services, software implementation, deployment or development services, or support services to any third party;

(xviii) any Contract with any labor union or any collective bargaining agreement or similar contract with any employees;

(xix) any Contract with any investment banker, broker, advisor or similar party retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xx) any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person (other than its subsidiaries);

(xxi) any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”);

(xxii) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company or a Subsidiary in the ordinary course of business consistent with past practice;

(xxiii) any settlement agreement;

(xxiv) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder, either alone or in combination with any other event;

(xxv) any other Contract not listed in clauses (i) through (xxiv) that were not entered into in the ordinary course of business; or

(xxvi) any other Contract or obligation not listed in clauses (i) through (xxv) that individually had or has a value or payment obligation in excess of $10,000 over the life of the Contract or is otherwise material to the Company or its Subsidiaries or their respective businesses, operations, financial condition, properties or assets.

(b) All Material Contracts are in written form. The Company or the applicable Subsidiary has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no material default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or to the Company’s and each Subsidiary’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a material default or exercise any remedy under any Material Contract, (B) the right to a material rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or materially modify any Material Contract. Neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Neither the Company nor any of its Subsidiaries has any Liability for renegotiation of Government Contracts. Correct and complete copies of all Material Contracts have been provided to Acquiror prior to the Agreement Date.

(c) All Contracts pursuant to which any Person has the right to purchase, license, market, distribute or resell any Company Product can be terminated or not renewed by the Company or a Subsidiary in accordance with their terms, without any liability to Company or its Subsidiaries, including but not limited to any liability for termination damages.

2.18 Export Control Laws. The Company and each Subsidiary has conducted its export transactions in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

(a) the Company and each Subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b) the Company and each Subsidiary is in compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such export licenses or other approvals;

(d) there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that would reasonably be expected to give rise to any future claims; and

(e) no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.

2.19 Customers and Suppliers.

(a) The Company does not have any outstanding material disputes with any “app store” or similar distribution platform, and the Company has no knowledge of any material dissatisfaction on the part of any “app store” or similar distribution platform (or revenue source). The Company has not received any information from any “app store” or similar distribution platform (or revenue source) that such “app store” or similar distribution platform (or revenue source) shall not continue as a distribution platform of the Company (or Acquiror) after the Closing or that such “app store” or similar distribution platform (or revenue source) intends to terminate or materially modify existing Contracts with the Company (or Acquiror).

(b) Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, for the year ended December 31, 2013 or the three months ended March 31, 2014, was one of the 10 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”), and neither the Company nor any Subsidiary has knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 2.19(b) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company or such Subsidiary (or the Surviving Corporation or Acquiror) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or the Surviving Corporation or Acquiror). The Company and its Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on their respective businesses, and the Company has no knowledge of any reason why they will not continue to have such access on commercially reasonable terms.

2.20 Accounts Receivable and Payable.

(a) The accounts receivable shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s and its Subsidiaries’ past practices and are sufficient to provide for any losses which may be sustained on realization of the receivables. The accounts receivable of the Company and its Subsidiaries arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof. None of the accounts receivable of the Company and its Subsidiaries is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. None of the accounts receivable of the Company and its Subsidiaries is contingent upon the performance by the Company or any Subsidiary of any obligation or Contract and no agreement for deduction or discount has been made with respect to any of such accounts receivable. The Company has provided to Acquiror or its counsel an accurate aging of the Company’s and its Subsidiaries’ accounts receivable in the aggregate and by customer, which indicates the amounts of allowances for doubtful accounts, warranty returns, accounts receivable of the Company and its Subsidiaries which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

(b) All accounts payable and notes payable of the Company and its Subsidiaries arose in the ordinary course of business, consistent with past practices in bona fide arms’ length transactions and no such account payable or note payable is delinquent by more than sixty (60) days in its payment. Since December 31, 2013, the Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices.

2.21 Transaction Fees. Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

(a) Anti-Bribery Compliance. None of the Company or any of its Subsidiaries or any predecessor, or to the knowledge of the Company, any employee, Company Representative or other Person associated with or acting on behalf of the Company or any of its Subsidiaries or any predecessor has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 or any other similar laws, statute, rule or regulation of any country including any regarding unlawful influence of any Person for business advantage, or made any bribe, rebate, payoff, influence, payment, kickback or other similar unlawful payment.

2.22 Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Company Disclosure Letter, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.23 Information Statement. The Information Statement will contain all information material to the matters sought for approval by the Company Stockholders. None of the information supplied by the Company for inclusion in the Information Statement will contain, as of the date of the Information Statement, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE 3
Representations and Warranties of Acquiror and Sub

Acquiror represents and warrants to the Company as follows:

3.1 Organization and Standing. Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Sub has the corporate power and authority to own its properties and to conduct its business and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole. Each of Acquiror and Sub is not in violation of any of the provisions of its Certificate or Articles of Incorporation or Bylaws or equivalent organizational or governing documents.

3.2 Authority; Noncontravention.

(a) Each of Acquiror and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Acquiror’s Board of Directors This Agreement has been duly executed and delivered by each of Acquiror and Sub and constitutes the valid and binding obligation of Acquiror and Sub enforceable against Acquiror and Sub, respectively, in accordance with its terms, subject to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. Each of Acquiror’s Board of Directors and Sub’s Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the vote of Acquiror’s Board of Directors and Sub’s Board of Directors, respectively, has approved and adopted this Agreement and approved the Merger and determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of Acquiror and Sub and its respective stockholders. The adoption of this Agreement, approval of the Merger, and issuance to the Converting Holders of Acquiror Capital Stock pursuant to the Merger does not require the vote or approval of the holders of any class or series of Acquiror Capital Stock.

(b) The execution and delivery of this Agreement by each of Acquiror and Sub do not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of Acquiror or Sub or the Shares or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (a) any provision of the Certificate or Articles of Incorporation or Bylaws of Acquiror or Sub, in each case as amended to date, (b) assuming the transactions contemplated hereby constitute an assignment, any Contract applicable to any of Acquiror’s properties or assets, or (c) any Legal Requirements applicable to Acquiror or Sub or any of Acquiror’s properties or assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.6, (ii) the filing of the Form 8-K and the Form 8-K Amendment with the SEC, and (iii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquiror’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.3 Capitalization.

(a) Acquiror has the duly and validly authorized capital stock as set forth in the SEC Filings. All of the issued and outstanding shares of Acquiror’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable Legal Requirements and all requirements set forth in applicable Contracts. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of Acquiror. Except as described in the SEC Filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which Acquiror is or may be obligated to issue any equity securities of any kind. Except as described in the SEC Filings, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among Acquiror and any of the securityholders of Acquiror relating to the securities of Acquiror held by them. Except as described in the SEC Filings and in this Agreement, no Person has the right to require Acquiror to register any securities of Acquiror under the Securities Act, whether on a demand basis or in connection with the registration of securities of Acquiror for its own account or for the account of any other Person.

(b) The Shares have been duly and validly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all Encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities law and the Investor Rep Letters. The issuance of the Shares does not contravene: (i) the rules and regulations of The NASDAQ Stock Market or any other applicable Legal Requirements; (ii) Acquiror’s Certificate of Incorporation and Bylaws; and (iii) any Contract to which Acquiror is a party or by which Acquiror or any of its assets are bound. Based on representations from the Converting Holders, the Shares will be exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act or Section 4(2) of the Securities Act, and Section 25103(h) of the California Corporate Securities Law of 1968 and other applicable state securities laws.

(c) Except as described in the SEC Filings, Acquiror does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest Acquiror upon the occurrence of certain event.

3.4 Absence of Certain Changes. Since March 31, 2014, except as identified and described in the SEC Filings, Acquiror has conducted its business in the ordinary course consistent with past practice and there has not been:

(a) any Effect that, individually or taken together with all other Effects that have occurred prior to the Closing, would reasonably be expected to have a Material Adverse Effect on Acquiror or its subsidiaries, taken as a whole;

(b) any change in the consolidated assets, liabilities, financial condition or operating results of Acquiror from that reflected in Acquiror’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, except for changes in the ordinary course of business which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole;

(c) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of Acquiror, or any redemption or repurchase of any securities of Acquiror;

(d) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of Acquiror or its subsidiaries;

(e) any waiver, not in the ordinary course of business, by Acquiror or any of its subsidiaries of a material right or of a material debt owed to it, other than inter-company debt;

(f) any satisfaction or discharge of any lien, claim or Encumbrance or payment of any obligation by Acquiror or its subsidiaries, except in the ordinary course of business consistent with past practice and which is not material to the assets, properties, financial condition, operating results or business of Acquiror;

(g) any change or amendment to Acquiror’s Certificate of Incorporation or Bylaws;

(h) the loss of the services of any executive officer (as defined in Rule 405 under the Securities Act) of Acquiror; or

(i) the loss of any customer which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.

3.5 SEC Filings.

(a) Acquiror has timely filed with or otherwise furnished (as applicable) to the SEC the SEC Filings. As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings.

(b) As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.6 Litigation. Except as described in the SEC Filings, there are no pending Legal Proceedings against or affecting Acquiror, its subsidiaries or any of its or their properties that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole; and to Acquiror’s knowledge, no such Legal Proceedings are threatened.

3.7 Financial Statements. The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of Acquiror as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act). Except as set forth in the financial statements of Acquiror included in the SEC Filings filed prior to the date hereof, neither Acquiror nor any of its subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.

3.8 Compliance with NASDAQ Continued Listing Requirements. Acquiror is in compliance with applicable continued listing requirements of The NASDAQ Stock Market. There are no proceedings pending or, to Acquiror’s knowledge, threatened against Acquiror relating to the continued listing of the Acquiror Common Stock on The NASDAQ Global Market and Acquiror has not received any currently pending notice of the delisting of the Common Stock from The NASDAQ Global Market.

ARTICLE 4
Conduct Prior to the Effective Time

4.1 Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time:

(a) the Company shall, and shall cause each Subsidiary to, conduct its business solely in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror) and in compliance with all applicable Legal Requirements;

(b) the Company shall, and shall cause each Subsidiary to, (A) other than as set forth in Section 4.2, pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) other than as set forth in Section 4.2, pay or perform its other obligations when due, (C) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (D) sell Company products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition, and (E) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having material business dealings with it, to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Closing;

(c) the Company shall promptly notify Acquiror of any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company and its Subsidiaries taken together or cause any of the conditions to closing set forth in ARTICLE 6 not to be satisfied;

(d) the Company shall, and shall cause each Subsidiary to, assure that each of its Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Acquiror prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms; and

(e) the Company shall, and shall cause each Subsidiary to, maintain each of its leased premises in accordance with the terms of the applicable lease.

4.2 Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 4.1, except as set forth on Schedule 4.2, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror):

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws or equivalent organizational or governing documents;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(c) Material Contracts. Enter into any Contract that would constitute a Material Contract, other material Contract or a Contract requiring a novation or consent in connection with the Merger, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than: (i) the issuance of Company Common Stock upon conversion of Company Preferred Stock outstanding on the Agreement Date and (ii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(e) Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);

(f) Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(g) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights (other than under Standard Inbound IP Agreements or Standard Outbound IP Agreements), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company involved in the development of the Company Products on a need to know basis, consistent with past practices);

(h) Patents. Take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business;

(i) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Acquiror’s business activities;

(j) Dispositions. Sell, lease, license or otherwise dispose of any of its properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing;

(k) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness;

(l) Leases. Enter into any operating lease or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(m) Payment of Obligations. Pay, discharge or satisfy (i) any Liability to any Person who is an officer, director or stockholder of the Company (other than compensation due for services as an officer or director) or (ii) any claim or Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(n) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements;

(o) Insurance. Materially change the amount of any insurance coverage;

(p) Termination or Waiver. Cancel, release or waive any claims or rights held by it;

(q) Employee Benefit Plans; Pay Increases. Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, materially amend any deferred compensation plan within the meaning of Section 409A of the Code except to the extent necessary to meet the requirements of such Section, pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants;

(r) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;

(s) Lawsuits; Settlements. (i) Commence a lawsuit other than (a) for the routine collection of bills, (b) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Acquiror prior to the filing of such a suit), or (c) for matters arising under or in connection with this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other significant dispute;

(t) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(u) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any state, or foreign income Tax Return or any other material Tax Return other than the 2013 U.S. federal income Tax Return, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;

(v) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquiror;

(w) Real Property. Enter into any agreement for the purchase, sale or lease of any real property;

(x) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;

(y) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;

(z) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of the Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.17 of the Company Disclosure Letter; and

(aa) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (z) in this Section 4.2, or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in the first sentence of Section 6.3(a) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 6.3(a) would not be satisfied).

ARTICLE 5
Additional Agreements

5.1 Stockholder Approval and Board Recommendation.

(a) The Company shall take all action necessary in accordance with this Agreement, Delaware Law, its Certificate of Incorporation and its Bylaws to secure the Company Stockholder Approval. The Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 5.1(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal, or in the event that the Company Board withholds, withdraws, amends or modifies its recommendation to the Company Stockholders in favor of the Company Stockholder Approval. The Company shall exercise commercially reasonable efforts to obtain an executed Company Stockholder Consent from each Company Stockholder. Promptly upon receipt of the executed Company Stockholder Consent from sufficient Company Stockholders to secure the Company Stockholder Approval, the Company shall deliver copies thereof to Acquiror.

(b) (i) The Company’s Board of Directors shall unanimously recommend that the Company’s stockholders vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Company Stockholder Consent; (ii) any information statement or other disclosure document distributed to the Company’s stockholders (if any) in connection with this transaction shall include a statement to the effect that the Company’s Board of Directors has unanimously recommended that the Company’s stockholders vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Company Stockholder Consent (such document, the “Information Statement”); and (iii) neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquiror, the unanimous recommendation of the Company’s Board of Directors that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement.

5.2 No Solicitation.

(a) From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to ARTICLE 7, neither the Company nor any of its Subsidiaries will, nor will any of them authorize or permit any of their respective officers, directors, affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any securityholders of Company or any Subsidiary or (vi) enter into any other transaction or series of transactions not in the ordinary course of the Company’s business, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger. Each of the Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.2 not to authorize or permit such Company Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.

“Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquiror), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company or any of its Subsidiaries, or from the stockholders of the Company, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company and its Subsidiaries in any single transaction or series of related transactions; (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property; or (D) any other transaction outside of the ordinary course of the Company’s business the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Merger.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

(b) The Company shall immediately (but in any event, within 24 hours) notify Acquiror orally and in writing after receipt by the Company and/or any Subsidiary (or, to the knowledge of the Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to the Company or any Subsidiary or for access to any of the properties, books or records of the Company or any Subsidiary, which by its nature would reasonably be understood to express an interest in considering or could reasonably be expected to result in a potential Acquisition Proposal, by any Person or Persons other than Acquiror. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquiror fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquiror a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to discuss any Acquisition Proposal.

(c) In the event that any Person submits to the Company (and does not withdraw) an unsolicited, written, bona fide Acquisition Proposal that, if accepted, the Company Board in good faith concludes (after consultation with its outside legal counsel and a financial advisor of national standing) is, or would reasonably be expected to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of the proposal being financed and the Person making the proposal), and would, if consummated, result in a transaction more favorable to the Company Stockholders from a financial point of view than the Merger, then notwithstanding Section 5.1, the Company may, so long as the Company Stockholder Approval has not yet been obtained, (i) enter into discussions with such Person regarding such Acquisition Proposal, and (ii) deliver or make available to such Person nonpublic information regarding the Company and its Subsidiaries, provided, in every case, that the Company, its Subsidiaries and the Company Representatives comply with each of the following: (1) none of the Company, any of its Subsidiaries or any Company Representative shall have violated any of the restrictions set forth in this Section 5.2, (2) the Company’s Board of Directors first shall have reasonably and in good faith concluded, after consultation with its outside counsel, that taking such action is required in order to comply with its fiduciary obligations to the Company Stockholders under Delaware law, (3) the Company first shall have provided Acquiror with written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to take such actions, (4) the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to Company’s confidential information as the Confidentiality Agreement, it being understood that such confidentiality agreement shall not include any provision calling for any exclusive right to negotiate with such Person or having the purported effect of restricting it from satisfying its obligations under this Agreement, (5) the Company first shall have given Acquiror at least 48 hours advance notice of its intent to take such actions, and (6) prior to or contemporaneously with delivering or making available any such nonpublic information to such Person, the Company shall, to the extent such nonpublic information has not been previously delivered by the Company to Acquiror, deliver such nonpublic information to Acquiror and, to the extent such information has been previously delivered by the Company to Acquiror, deliver a complete list identifying all such previously delivered information.

5.3 Confidentiality; Public Disclosure.

(a) Each party hereto agrees that, it and its representatives shall hold the terms the of Merger in strict confidence. At no time shall any party disclose any of the terms of the Merger (including, but not limited to, the economic terms) or any non-public information about a party hereto (collectively, the “Confidential Information”) to any other party without the prior written consent of the party about which such non-public information relates. Notwithstanding the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax, and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Legal Requirement and the rules of the Nasdaq Global Select Market. The Stockholders’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Stockholders’ Agent were a party thereto. With respect to the Stockholders’ Agent, as used in the Confidentiality Agreement the term Confidential Information shall also include information relating to the Merger or this Agreement received by the Stockholders’ Agent after the Closing or relating to the period after the Closing.

(b) The Company shall not issue any press release or other public communications relating to the terms of this Agreement or the transactions contemplated hereby or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals of Company Stockholders and other third parties contemplated by this Agreement or otherwise to comply with the terms of this Agreement. Notwithstanding anything herein or in the Confidentiality Agreement, Acquirer and the Company shall mutually agree on the content of the press release or other public communication announcing the Merger and thereafter Acquirer may make such other public communications regarding this Agreement or the transactions contemplated hereby as Acquirer may determine is reasonably appropriate. Notwithstanding anything to the contrary herein, nothing herein shall prevent either party (including the Stockholders’ Agent on behalf of the Converting Holders) from making disclosure regarding this Agreement solely to the extent required to enforce such party’s rights under this Agreement.

5.4 Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in ARTICLE 6, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

5.5 Third Party Consents; Notices. The Company shall obtain prior to the Closing, and deliver to Acquiror at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Exhibit H-1 hereto (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter if entered into prior to the Agreement Date). The Company shall terminate prior to the Closing, and deliver evidence of such termination to Acquiror at or prior to the Closing, all of the Contracts listed or described on Exhibit H-2 hereto and to amend prior to the Closing, and deliver evidence of such amendment to Acquiror at or prior to the Closing, all of the Contracts listed or described on Exhibit H-3 hereto.

5.6 Litigation. The Company will (i) notify Acquiror in writing promptly after learning of any Legal Proceeding initiated by or against it or any of its Subsidiaries, or known by the Company to be threatened against the Company, any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Acquiror of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquiror regarding the conduct of the defense of any New Litigation Claim.

5.7 Access to Information.

(a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, (i) the Company shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of the Company’s and each of its Subsidiaries’ properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company or any of its Subsidiaries as Acquiror may reasonably request, and (ii) the Company shall provide to Acquiror and its accountants, counsel and other representatives upon request by such parties correct and complete copies of the Company’s and each of its Subsidiaries’ (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company or any Subsidiary has been a party, and (D) receipts for any Taxes paid to foreign Tax Authorities.

(b) Subject to compliance with applicable Legal Requirements, from the date hereof until the earlier of the termination of this Agreement and the Closing, upon request by Acquiror, the Company shall confer from time to time as requested by Acquiror with one or more representatives of Acquiror to discuss any material changes or developments in the operational matters of the Company and each of its Subsidiaries and the general status of the ongoing operations of the Company and each of its Subsidiaries.

(c) No information or knowledge obtained by Acquiror during the pendency of the transactions contemplated by this Agreement in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

5.8 Spreadsheet. The Company shall prepare and deliver to Acquiror, at or prior to the Closing, a Spreadsheet in customary form reasonably acceptable to Acquiror, which customary form shall not require the Company to include more information than the information described below in clauses (a) through (j) (the “Spreadsheet”), which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Effective Time: (a) the names of all the Company Stockholders, Company Warrantholders, Company Optionholders, Company Lenders, and Management Plan Participants and their respective addresses and where available, taxpayer identification numbers; (b) the number and kind of shares of Company Capital Stock held by, or subject to the Company Options and Company Warrants held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; (c) the Tax status of each Company Option under Section 422 of the Code; (d) the Fully-Diluted Series C Shares, the Closing Consideration, and the Per Share Series C Stock Consideration; (e) with respect to each Company Lender, the Debtholder Amount and the Debtholder Number; (f) the total amount of Taxes to be withheld from the Merger Consideration that each Company Securityholder, Company Lender, and Management Plan Participant immediately prior to the Effective Time is entitled to receive pursuant to Section 1.15; (g) the Pro Rata Share of each Converting Holder and the interest in dollar terms of each Converting Holder in the Holdback Amount; (h) the Pro Rata Share of each Converting Holder and the interest in dollar terms of each Converting Holder in the Agent Expense Amount (expressed as a dollar amount and as a percentage); (i) the Pro Rata Share of each Management Plan Participant and the interest in dollar terms of each Management Plan Participant in the Holdback Amount; and (j) the Pro Rata Share of each Management Plan Participant and the interest in dollar terms of each Management Plan Participant in the Agent Expense Amount (expressed as a dollar amount and as a percentage).

5.9 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense.

5.10 Employees and Contractors.

(a) The Company shall cooperate and work with Acquiror to help Acquiror identify employees of the Company and its Subsidiaries to whom Acquiror may elect to offer continued employment with the Surviving Corporation, such Subsidiaries or Acquiror (each, a “Continuing Employee”). The Company shall assist Acquiror with its efforts to enter into an offer letter with each such employee as soon as practicable after the date hereof and in any event prior to the Closing Date. Acquiror will use best efforts to provide offers letters to each such employee within 2 Business Days of the date hereof.

(b) To the extent reasonably requested by Acquiror, the Company shall use commercially reasonable efforts to obtain confirmatory assignments of Intellectual Property from all of its current employees and independent contractors and consultants that are involved in the creation or development of intellectual property in each case in a form reasonably acceptable to Acquiror.

(c) Each Continuing Employee and Identified Employee shall be eligible to enroll in Acquiror’s employee bonus and equity incentive plans (the “Acquiror Plans”) on substantially similar terms applicable to employees of the Company who are similarly situated, to the extent permitted by the terms of the applicable Acquiror Plans.

5.11 Certain Closing Certificates and Documents. The Company shall prepare and deliver to Acquiror, a draft of each of the Closing Expenses Certificate and the Company Net Working Capital Certificate not later than two (2) Business Days prior to the Closing Date. The Company shall prepare and deliver to Acquiror at or prior to the Closing the Closing Expenses Certificate and the Company Net Working Capital Certificate. Company shall provide to Acquiror, promptly after Acquiror’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate.

5.12 Parachute Payment Waivers. Within 5 Business Days of adoption of the Management Plan, the Company shall determine whether any Person with respect to the Company, any Subsidiary and/or any ERISA Affiliate is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). The Company shall obtain and deliver to Acquiror, prior to the initiation of the requisite stockholder approval procedure under Section 5.13, a Parachute Payment Waiver, in customary form reasonably acceptable to Acquiror (“Parachute Payment Waiver”), from each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual”, as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section , and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of (i) the accelerated vesting of such Person’s Company Options in connection with the Merger and/or the termination of employment or service with the Company, the Surviving Corporation, Acquiror or any Subsidiary before, upon or following the Merger, (ii) any severance payments, bonus payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with the Company, the Surviving Corporation, Acquiror or any Subsidiary before, upon or following the Merger, including in connection with the Management Plan, and/or (iii) the receipt of any Company Options or Company Capital Stock within the 12-month period ending on the date on which the Effective Time occurs, pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock referred to in clauses (i), (ii) and (iii) to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such accelerated vesting, payments, benefits, options and stock is obtained pursuant to Section 5.13. The Company shall submit the payments which are waived pursuant to the Parachute Payment Waivers to its stockholders and the holders of the voting power of any entity stockholder for their approval in accordance with all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

5.13 Section 280G Stockholder Approval. The Company shall submit the payments which are waived pursuant to the Parachute Payment Waivers to its stockholders, and shall use its commercially reasonable efforts to obtain the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

5.14 Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate all Company Employee Plans intended to include a Code Section 401(k) arrangement (unless Acquiror provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). Unless Acquiror provides such written notice to the Company, no later than three Business Days prior to the Closing Date, the Company shall provide Acquiror with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Acquiror.

5.15 Corporate Matters. The Company shall, (a) prior to the Closing, deliver to Acquiror a completed annual franchise tax report (or similar applicable form, report or document), which report shall be true and correct in all respects, for its jurisdiction of incorporation with respect to the current year setting forth the amount of taxes and fees that shall have accrued as of the Closing and, if due and payable, pay all corporate franchise, foreign corporation and similar Taxes that shall have accrued as of the Closing (all such Taxes that have accrued but are not yet due and payable as of the Closing shall be included as Liabilities for Taxes as of the Closing Date in the calculation of Company Net Working Capital) and (b) prior to the Closing, take such actions as are requested by Acquiror to appoint, effective at the Effective Time, new officers and directors of the Company and deliver evidence of such appointments to Acquiror at or prior to the Closing.

5.16 Tax Matters.

(a) Acquiror, the Company Stockholders and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, the Company Stockholders and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(b) The Company shall cause each Company Stockholder to further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(c) For U.S. federal and state income tax purposes, the parties to this Agreement intend to treat the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything herein to the contrary, each party to this Agreement hereby acknowledges and agrees that (i) such party will not take any position on any Tax Return or take any other Tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code except as otherwise required by applicable Legal Requirements; (ii) such party will use its commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code, and (iii) such party will use its commercially reasonable efforts not to take any action (and shall use its commercially reasonable efforts to prevent any of its subsidiaries from taking any action or failing to take any action) that could reasonably be expected to prevent or impede the Merger from being treated as a reorganization within the meaning of Section 368(a) of the Code.

5.17 Form 8-K and Form 8-K Amendment.

(a) Acquiror shall use its reasonable best efforts to timely file the Form 8-K and the Form 8-K Amendment with the SEC in accordance with applicable regulations.

(b) At Acquiror’s request, the Company will reasonably cooperate with and assist Acquiror, prior to the Closing Date, in Acquiror’s efforts to prepare the financial statements of the Company that Acquiror will be required to file in connection with the Merger with the SEC under Items 2.01 and 9.01 of Form 8-K (the “Company Financials”), including by providing such Company records and information in Company’s possession as may be reasonably requested by Acquiror. Up to $150,000 of (i) the Company’s reasonable internal costs and (ii) Acquiror’s reasonable out of pocket fees and expenses incurred in connection with the preparation and review of the Company Financials shall be deemed Balance Sheet Liabilities for purposes of Section 1.11.

5.18 Bank Debt. No later than three Business Days prior to the Closing Date, the Company shall provide Acquiror with a certificate executed by the Chief Financial Officer of the Company, dated as of the Closing Date, certifying the (a) the identity of each Person that is to be paid any of the Bank Debt; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person. Notwithstanding anything to the contrary herein, in no event will any portion of the Notes be paid with any portion of the Debt Amount.

5.19 Trade Payables Debt. Promptly following the Closing, Acquiror will provide funds in the amount of the Trade Payables Debt to the Surviving Corporation for payment of the Trade Payables Debt. Within 5 Business Days following the Closing, the Surviving Corporation will make payments to those holders of Trade Payables Debt set forth on Schedule 5.19.

5.20 D&O Indemnification; Tail Insurance Coverage.

(a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall honor and fulfill in all respects the obligations of the Company and its Subsidiaries in favor of those Persons who are former or current directors and officers of the Company and its Subsidiaries (the “D&O Indemnified Persons”) for claims arising out of their acts and omissions as directors and officers occurring prior to the Effective Time that are asserted after the Effective Time, as and to the extent provided in the certificate of incorporation (or equivalent documents) of the Company and its Subsidiaries (as in effect on April 1, 2014) and as and to the extent provided in any indemnification agreements between the Company or any of its Subsidiaries and said Indemnified Persons (as in effect on April 1, 2014) (collectively, the “Company Indemnification Provisions”), which obligations shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 5.20 applies without the consent of such affected Indemnified Person; provided that (i) the Surviving Corporation’s obligations under this Section 5.20 shall not apply to (A) any claim or matter based on Fraud or (B) any claim based on a claim for indemnification made by an Indemnified Person pursuant to ARTICLE 8, and (ii) recourse shall first be against the Tail Insurance Coverage (as defined below). Notwithstanding anything to the contrary contained in the, no D&O Indemnified Person shall be entitled to coverage under any Acquiror director and officer insurance policy or errors and omission policy unless such D&O Indemnified Person is separately eligible for coverage under such policy pursuant to Acquiror’s policies and procedures and the terms of such insurance policy. It is expressly agreed that the Indemnified Persons to whom this Section 5.20 applies shall be third party beneficiaries of this Section 5.20, each of whom may enforce the provisions of this Section 5.20.

(b) Prior to the Effective Time, the Company shall purchase D&O and fiduciary tail insurance coverage (the “Tail Insurance Coverage”) for each D&O Indemnified Person in a form reasonably acceptable to Acquiror, which shall provide such directors and officers with coverage for six (6) years following the Effective Time in an amount not less than $2,000,000 in coverage plus separate Side A coverage in an amount not less than $500,000 in coverage.  In addition, the Company will use commercially reasonable efforts to obtain an additional $2,000,000 of D&O and fiduciary tail insurance coverage (such that following the purchase of the Tail Insurance Coverage, the amount of base coverage will be not less than $4,000,000 inclusive of the Company’s coverage described in the immediately preceding sentence, plus $500,000 of separate Side A coverage).  Acquiror shall cause the Surviving Corporation to maintain the Tail Insurance Coverage in full force and effect and continue to honor the obligations thereunder until the sixth (6th) anniversary of the Effective Time and may increase the amount of coverage under the Tail Insurance Coverage.  The cost of the Tail Insurance Coverage shall be included in the Transaction Expenses to the extent not paid prior to Closing.

5.21 Management Plan. Promptly following the date hereof, Acquiror will provide the Company with any additions, deletions or changes it proposes be made to the draft Management Plan that has been provided to Acquiror.  The Company shall accept all such additions, deletions or changes, if any, to the Management Plan reasonably proposed by Acquiror not later than 2 Business Days following the date hereof, and will provide Acquiror a reasonable opportunity to similarly provide proposed revisions to any subsequent drafts.

ARTICLE 6
Conditions to the Merger

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. The Merger shall have been duly and validly approved and this Agreement shall have been duly and validly adopted, as required by Delaware Law, and the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite written consent of the Company Stockholders.

(b) Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company prior to the Closing in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.3(a).

6.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquiror and may be waived by Acquiror in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect and the representations and warranties contained in Section 2.2 (other than Section 2.2(b)), which representations and warranties shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or prior to the Closing.

(b) Receipt of Closing Deliveries. Acquiror shall have received each of the agreements, instruments and other documents set forth in Section 1.3(b); provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the amounts set forth on the Spreadsheet, Company Net Working Capital Certificate or the Closing Expenses Certificate or any of the other agreements, instruments or documents set forth in Section 1.3(b) is accurate and shall not diminish Acquiror’s remedies hereunder if any of the foregoing documents is not accurate.

(c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror’s ownership, conduct or operation of the Business following the Closing shall be in effect nor shall there be pending or threatened any Legal Proceeding seeking any of the foregoing, or any other injunction, restraint or material damages in connection with the Merger or the other transactions contemplated hereby.

(d) No Legal Proceedings. No Governmental Entity shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Acquiror of any material right pertaining to ownership of stock of the Surviving Corporation.

(e) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.

(f) No Outstanding Securities. Other than shares of Company Capital Stock, Company Options, and Company Warrants outstanding as of the Agreement Date, there shall be no outstanding securities, warrants, options, commitments or agreements of the Company immediately prior to the Effective Time that purport to obligate the Company to issue any shares of Company Capital Stock, Company Options, Company Warrants or any other securities under any circumstances.

(g) Employees. (i) Each employee set forth on Exhibit B hereto shall have remained continuously employed with the Company or a Subsidiary from the date of this Agreement through the Closing and shall have signed each of the documents set forth in Section 1.3(b)(vi), and no action shall have been taken by any such individual to rescind any such document;

(h) Contractors. A Contractor Agreement shall have been duly executed by each Specified Contractor and each such Contractor Agreement shall be in full force and effect.

(i) Section 280G Stockholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been submitted for approval by such number of Company Stockholders as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, and, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the Parachute Payment Waivers.

(j) Company Stockholder Approval. The Company Stockholder Approval shall have been duly and validly obtained, as required by Delaware Law and California Law and the Company’s Certificate of Incorporation and Bylaws, in each case as in effect on the date of such approval and, in addition, this Agreement and the Merger shall have been duly and validly approved by holders of outstanding Company Capital Stock representing at least seventy-four percent (74%) of all outstanding shares of Company Capital Stock and at least seventy-four percent (74%) of the voting power of all outstanding shares of Company Capital Stock.

(k) Management Plan Approval. The Management Plan shall have been duly and validly approved by holders of outstanding Company Capital Stock representing at least seventy-four percent (74%) of all outstanding shares of Company Capital Stock, at least seventy-four percent (74%) of the voting power of all outstanding shares of Company Capital Stock, and at least eighty percent (80%) of all outstanding shares of Company Series C Stock.

(l) Termination of Stockholder Related Agreements. Each of the Stockholder Related Agreements shall have been terminated, effective as of, and contingent upon, the Closing, in accordance with their respective terms, and the parties to the Stockholder Related Agreements shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing.

(m) Management Plan Participants. A Management Plan Participant Joinder shall have been duly executed by each Management Plan Participant and each such Management Plan Participant Joinder shall be in full force and effect.

(n) Tail Insurance Coverage. The Company shall have purchased the Tail Insurance Coverage.

ARTICLE 7
Termination, Amendment and Waiver

7.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party:

(a) by mutual written consent duly authorized by the Company’s Board of Directors and the Board of Directors of Acquiror (or a duly authorized committee thereof);

(b) by either Acquiror or the Company if the Closing shall not have occurred on or before July 28, 2014 or such other date that the parties may agree upon in writing (the “Extended Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 7.1 shall not be available to any party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Extended Termination Date;

(c) by either Acquiror or the Company if the Closing shall not have occurred on or before May 30, 2014 or such other date that the parties may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (c) of Section 7.1 shall not be available (i) to any party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date, (ii) to the Company if the Company does not meet any of the conditions set forth in Section 6.3 as a result of any action or inaction by the Company, its employees, contractors, directors or Company Securityholders, and (iii) to Acquiror if Acquiror does not meet any of the conditions set forth in Section 6.2 as a result of any action or inaction by Acquiror, its employees, contractors or directors;

(d) by either Acquiror or the Company, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(e) by Acquiror, if (i) the Company shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 10 Business Days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.3(a), 6.3(e), or 6.3(f) to be satisfied, (ii) the Company shall have breached Section 5.1 or, other than a breach that is immaterial and unintentional, Section 5.2, (iii) there shall have been a Material Adverse Effect with respect to the Company, or (iv) the Company Stockholder Approval is not obtained within three days following the execution of this Agreement by the parties hereto; or

(f) by the Company, if Acquiror shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five Business Days after receipt by Acquiror of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Sub, the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of this Section 7.2 (Effect of Termination), ARTICLE 9 (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any breach of such party’s representations, warranties or covenants contained herein.

7.3 Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time before or after the Company Stockholder Approval pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such approval, no amendment shall be made which by law requires further approval by such stockholders without such further stockholder approval). To the extent permitted by applicable Legal Requirements, Acquiror and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Stockholders’ Agent.

7.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Stockholders’ Agent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Stockholders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 8
Holdback Fund and Indemnification

8.1 Holdback.

(a) At the Effective Time, Acquiror will hold back from the Closing Merger Consideration the Holdback Amount from each Converting Holder and Management Plan Participant in accordance with their Pro Rata Share (the “Holdback Fund”). The Holdback Fund shall be available to compensate Acquiror (on behalf of itself or any other Indemnified Person for Indemnifiable Damages pursuant to the indemnification obligations of the Converting Holders and Management Plan Participants. Acquirer shall retain the Holdback Shares until 11:59 p.m. California time on the date that is 30 days after the 24 months after the Effective Time (the “Holdback Release Date”) unless cancelled or forfeited as set forth in this ARTICLE 8. Except to the extent there is a cancellation of shares of Acquiror Common Stock held in the Holdback Fund in connection with Indemnifiable Damages, shares of Acquiror Common Stock held in the Holdback Fund, if any, shall be treated by the Acquiror as issued and outstanding stock of Acquiror, and the Converting Holders and Management Plan Participants shall be entitled to exercise voting rights and to receive dividends with respect to such shares (other than nontaxable stock dividends, which shall be withheld by Acquiror and included as part of the Holdback Fund). A portion of the payments from the Holdback Amount will be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder. No portion (nor all) of the Holdback Amount, nor any beneficial interest therein, may be pledged, subjected to any Encumbrance, sold, assigned or transferred, by any Converting Holder or Management Plan Participant, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Converting Holder, in each case prior to the disbursement of the Holdback Amount to any Converting Holder or Management Plan Participant in accordance with Section 8.1(b) below, except that each Converting Holder and Management Plan Participant shall be entitled to assign such Converting Holder’s or Management Plan Participant’s rights to the Holdback Amount by will, by the laws of intestacy or by other operation of law.

(b) Within five (5) Business Days following the Holdback Release Date, Acquiror (or its agent) will disburse to each Converting Holder and Management Plan Participant such Converting Holder’s and Management Plan Participant’s Pro Rata Share of the Holdback Amount to be disbursed on such date less (i) that portion of the Holdback Amount previously paid to Acquiror in satisfaction of claims for indemnification in accordance with this ARTICLE 8 and (ii) that portion of the Holdback Amount that is determined, in the reasonable judgment of Acquiror, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to the Stockholders’ Agent prior to the Holdback Release Date in accordance with this ARTICLE 8. Any portion of the Holdback Amount held following the Holdback Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquiror upon the resolution of such claims shall be disbursed to the Converting Holders and Management Plan Participants within 15 Business Days following resolution of such claims and in accordance with each such Converting Holder’s and Management Plan Participant’s Pro Rata Share of the Holdback Amount.

(c) The per share value of any shares of Acquiror Common Stock used to satisfy any Indemnifiable Damages under this ARTICLE 8 shall be the Acquiror Stock Price.

8.2 Indemnification. Subject to the limitations set forth in this ARTICLE 8, the Converting Holders and Management Plan Participants shall severally and not jointly on a pro rata basis (based on their Pro Rata Share) indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, liabilities, damages (including consequential and punitive damages due to a third-party claim and including consequential damages for all other claims), fees, Taxes, interest, costs and expenses, including reasonable costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, directly or indirectly, whether or not due to a third-party claim (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet, Closing Expenses Certificate, and the Company Net Working Capital Certificate) delivered to Acquiror pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Acquiror, (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement or any other agreements contemplated by this Agreement required to be performed by the Company prior to or at the Closing, (iv) any inaccuracies in the Spreadsheet, the Closing Expenses Certificate, or the Company Net Working Capital Certificate (including any failure to include any Pre-Closing Taxes and Taxes described in Section 1.14 in the calculation of the Company Net Working Capital) (with final determination of the Net Working Capital Shortfall determined pursuant Section 1.11), (v) any payments paid with respect to Dissenting Shares and approved by the Stockholders’ Agent (such approval to not be unreasonably withheld) to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.8(c) upon the exchange of such Dissenting Shares, and any interest, costs, expenses and fees incurred by any Indemnified Person in connection with the exercise of any dissenters’ rights, (vi) any Indemnifiable Transaction Expenses and the Company Net Working Capital Shortfall, (vii) any matter set forth in Schedule 2.6 or Schedule 2.12 of the Company Disclosure Letter or that is or would be an exception to the representations and warranties made on each date in Section 2.6 (Litigation) or Section 2.12 (Taxes), and (viii) any claim by any Company Securityholder or former Company Securityholder, or any other Person, based upon breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents. Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. The Converting Holders and Management Plan Participants shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Acquiror with respect to any Indemnifiable Damages claimed by an Indemnified Person. The amount of Indemnifiable Damages shall be reduced by the amount of any insurance proceeds from a policy maintained by the Company prior to the Effective Time that are actually recovered by Acquiror or any other Indemnified Person prior to the Holdback Release Date in connection with or relating to the Indemnifiable Damages. Notwithstanding anything to the contrary, nothing in this Agreement shall require an Indemnified Person to seek any coverage, recovery, or settlement under any insurance policies.

8.3 Indemnifiable Damage Basket; Other Limitations.

(a) Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim for Indemnifiable Damages in respect of any claim for indemnification that is made pursuant to clauses (i) and (ii) of the first sentence of Section 8.2 (and that does not involve Fraud by the Company or any inaccuracy or breach of any of the representations and warranties in Section 2.12 (Taxes)), unless and until the aggregate amount of all Indemnifiable Damages incurred and claimed by the Indemnified Persons exceed $250,000 (the “Basket”), in which case the Indemnified Person may make claims for indemnification and such Indemnified Person will be entitled to be indemnified for all Indemnifiable Damages (including the amount of the Basket).

(b) If the Merger is consummated, recovery from the Holdback Fund shall be the sole and exclusive remedy for indemnity under this Agreement for the matters listed in clauses (i) and (ii) of the first sentence of Section 8.2, except (A) in the case of Fraud by any Person, (B) any failure of any of the representations and warranties contained in Section 2.2 (Capital Structure) and Sections 2.3(a) and 2.3(c) (Authority; Noncontravention) (collectively, the “Special Representations”) to be true and correct as aforesaid.

(c) In the case of (A) the matters listed in clauses (iii) – (viii) of the first sentence of Section 8.2, (B) any failure of any of the Special Representations to be true and correct as aforesaid or (C) Fraud, (collectively, the “Fundamental Claims”), after Indemnified Persons have exhausted or made claims upon the Holdback Fund (after taking into account all other claims for indemnification from the Holdback Fund made by Indemnified Persons), each Converting Holder and Management Plan Participant shall be liable for such Person’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that such liability shall be limited to such Person’s Pro Rata Share of the aggregate value of the Closing Merger Consideration actually received by such Converting Holder or Management Plan Participant. A Converting Holder or Management Plan Participant may elect to satisfy claims for Indemnifiable Damages by forfeiting a number of such shares of Acquiror Common Stock (valued based on the Acquirer Stock Price) having an aggregate value equal to the amount of such indemnification obligation.

(d) In the case of Individual Fraud, after Indemnified Persons have exhausted or made claims upon the Holdback Fund (after taking into account all other claims for indemnification from the Holdback Fund made by Indemnified Persons), each Converting Holder and Management Plan Participant who (i) has committed the Individual Fraud or (ii) has actual knowledge of the Individual Fraud and actual knowledge that the Individual Fraud constitutes Fraud shall be liable for any Indemnifiable Damages resulting therefrom and there shall be no maximum liability applicable to such Converting Holder.

(e) In the case of Company Fraud, after Indemnified Persons have exhausted or made claims upon the Holdback Fund (after taking into account all other claims for indemnification from the Holdback Fund made by Indemnified Persons), each Converting Holder and Management Plan Participant shall be liable for such Person’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that such liability shall be limited to the lesser of (i) such Person’s Pro Rata Share of seventy-five percent (75%) of the aggregate value of the Closing Merger Consideration actually received by such Converting Holder or Management Plan Participant and (ii) the aggregate amount of Closing Merger Consideration actually received by such Converting Holder or Management Plan Participant.

8.4 Period for Claims. Except as set forth below and in the case of Fundamental Claims and IP Claims, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) against the Holdback Fund for Indemnifiable Damages arising from or in connection with the matters listed in the first sentence of Section 8.2 shall commence at the Closing and terminate on the date that is 60 days after the date that is 24 months after the Effective Time (the “Holdback Period”). The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with Fundamental Claims shall commence at the Closing and terminate on the date that is 60 days after the expiration of the applicable statute of limitations. Notwithstanding anything contained herein to the contrary, such portion of the Holdback Fund at the conclusion of the Holdback Period as in the good faith and reasonable judgment of Acquiror may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to the Stockholder’s Agent prior to the expiration of the Holdback Period shall remain in the Holdback Fund until such claims for Indemnifiable Damages have been resolved or satisfied. The availability of the Holdback Fund to indemnify the Indemnified Persons will be determined without regard to any right to indemnification that any Converting Holder or Management Plan Participant may have in his or her capacity as an officer, director, employee, or agent of the Company and no such Converting Holder or Management Plan Participant will be entitled to any indemnification from the Company or the Surviving Corporation for amounts paid for indemnification under this ARTICLE 8. The time limitations specified in this Section 8.4 shall not apply in the event of claim against a Person for such Person’s Fraud.

8.5 Claims. On or before the last day of the Holdback Period, Acquiror may deliver to the Stockholders’ Agent a certificate signed by any officer of Acquiror (an “Claim Certificate”):

(a) stating that an Indemnified Person has incurred, paid, in good faith reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Acquiror or its subsidiaries, which could give rise to Indemnifiable Damages), including Liabilities related to the matters for which indemnity would otherwise be available but for the fact such liabilities are contingent;

(b) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Acquiror in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(c) specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Claim Certificate within the Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the indemnifying party is materially prejudiced thereby.

8.6 Resolution of Objections to Claims.

(a) If the Stockholders’ Agent does not contest, by written notice to the other party, any claim or claims by Acquiror made in any Claim Certificate within thirty (30) days following an Indemnified Person’s delivery of a Claim Certificate, then Acquiror shall reclaim a portion of the Holdback Fund having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate; provided, that, the per share value of any shares of Acquiror Common Stock used to satisfy any Claims under this ARTICLE 8 shall be the Acquiror Stock Price.

(b) If the Stockholders’ Agent objects in writing to any claim or claims by Acquiror made in any Claim Certificate within such 30-day period, Acquiror and the Stockholders’ Agent shall attempt in good faith for 60 days after Acquiror’s receipt of such written objection to resolve such objection. If Acquiror and the Stockholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Acquiror shall be entitled to conclusively rely on any such memorandum and Acquiror shall reclaim a portion of the Holdback Fund in accordance with the terms of such memorandum.

(c) If no such agreement can be reached during the 60-day period for good faith negotiation, but in any event upon the expiration of such 60-day period, Acquiror may bring suit in the courts of the State of California and the Federal courts of the United States of America, in each case, located within the City of San Francisco in the State of California to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement.

(d) Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 8.6(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, the party seeking indemnification shall be deemed to be the non-prevailing party unless the trial court awards such party more than one-half of the amount in dispute, in which case the other party shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.

8.7 Stockholders’ Agent.

(a) At the Closing, Fortis Advisors LLC, a Delaware limited liability company, shall be constituted and appointed as the Stockholders’ Agent. For purposes of this Agreement, the term “Stockholders’ Agent” shall mean the exclusive agent for and on behalf of the Converting Holders and Management Plan Participants to: (i) execute, as Stockholders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby; (ii) give and receive notices, instructions, and communications permitted or required under this Agreement or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Converting Holder or Management Plan Participant, to or from Acquiror (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Converting Holder or Management Plan Participant individually); (iii) review, negotiate and agree to and authorize deliveries to Acquiror of from the Holdback Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this ARTICLE 8; (iv) object to such claims pursuant to Section 8.5; (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Converting Holder or Management Plan Participant or necessary in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement; (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Converting Holders and Management Plan Participants; (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Converting Holders or Management Plan Participants (other than with respect to the payment of the Merger Consideration) in accordance with the terms hereof and in the manner provided herein; and (viii) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Acquiror, Sub and their respective Affiliates (including without limitation, after the Effective Time, the Surviving Corporation) shall be entitled to rely on the appointment of Fortis Advisors LLC as the Stockholders’ Agent and treat such Stockholders’ Agent as the duly appointed attorney-in-fact of each Converting Holder and Management Plan Participant and has having the duties, power and authority provided for in this Section 8.7. The powers, immunities and rights to indemnification granted to the Stockholders’ Agent and the Advisory Group (as defined below) under this Agreement: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Converting Holder or Management Plan Participant and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Converting Holder or Management Plan Participant of the whole or any fraction of his, her or its interest in the Holdback Fund. The Stockholders’ Agent shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Converting Holder or Management Plan Participant or other party. The Converting Holders and Management Plan Participants shall be bound by all actions taken and documents executed by the Stockholders’ Agent in connection with this ARTICLE 8, and Acquiror and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Stockholders’ Agent. The Person serving as the Stockholders’ Agent may be replaced from time to time by the holders of a majority in interest of the Holdback Fund upon not less than thirty (30) days’ prior written notice to Acquiror. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Agent or any member of the Advisory Group (as defined below) and the Closing and/or any termination of this Agreement. No bond shall be required of the Stockholders’ Agent.

(b) Certain Converting Holders and Management Plan Participants have entered into a letter agreement with the Stockholders’ Agent to provide direction to the Stockholders’ Agent in connection with the performance of its services under this Agreement (such Converting Holders and Management Plan Participants, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholders’ Agent (together with its members, managers, directors, officers, contractors, agents and employees) nor any member of the Advisory Group (collectively, the “Stockholders’ Agent Group”) and the Surviving Corporation shall be liable to any former holder of Company Capital Stock for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Converting Holders and Management Plan Participants shall severally indemnify the Stockholders’ Agent Group and hold harmless the Stockholders’ Agent Group against any losses, liabilities, claims, damages, costs, fees, expenses (including fees, disbursements and costs of skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Agent Group and arising out of or in connection with the acceptance or administration of its duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders’ Agent (the “Agent Expenses”). The Converting Holders and Management Plan Participants acknowledge that the Stockholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties. If the Agent Expense Fund is exhausted and if not otherwise paid directly to the Stockholders’ Agent by the Converting Holders or Management Plan Participants, the Agent Expenses may be recovered by the Stockholders’ Agent from the Holdback Fund otherwise distributable to the Converting Holders and Management Plan Participants (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) after the expiration of the Holdback Period pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Converting Holders and Management Plan Participants according to their respective Pro Rata Shares.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Converting Holders and Management Plan Participants and shall be final, binding and conclusive upon each such Converting Holder and Management Plan Participant; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Converting Holder and Management Plan Participant. Acquiror and the other Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholders’ Agent.

8.8 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror in good faith believes may result in a claim against the Holdback Fund by or on behalf of an Indemnified Person, Acquiror shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim. It is hereby clarified that the costs and expenses incurred by Acquiror in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquiror may seek indemnification pursuant to a claim made hereunder solely to the extent Acquiror or an Indemnified Person is entitled to indemnification pursuant to ARTICLE 8. The Stockholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Stockholders’ Agent shall have objected within 15 days after a written request for such consent by Acquiror or if the Stockholders’ Agent shall have been determined to have unreasonably withheld, conditioned or delayed its consent to any such settlement or resolution, no settlement or resolution by Acquiror of any claim that gives rise to a claim against the Holdback Fund by or on behalf of an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Stockholders’ Agent has consented to any such settlement or resolution, neither the Stockholders’ Agent nor any Converting Holder or Management Plan Participant shall have any power or authority to object under Section 8.5 or any other provision of this ARTICLE 8 to the amount of any claim by or on behalf of any Indemnified Person against the Holdback Fund for indemnity with respect to such settlement or resolution.

8.9 Treatment of Indemnification Payments. The parties agree to treat (and cause their Affiliates to treat) any payment received pursuant to this ARTICLE 8 as adjustments to the Merger Consideration for all Tax purposes, to the maximum extent permitted by Legal Requirements.

ARTICLE 9
General Provisions

9.1 Survival of Representations and Warranties and Covenants. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement, the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the date that is 24 months following the Closing Date; provided, however, that the Special Representations and the representations and warranties of the Company contained in any certificate delivered to Acquiror regarding the same subject matter as those covered by the Special Representations pursuant to any provision of this Agreement, will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations (if later than the expiration of the date that is 24 months following the Closing Date) for claims against the Converting Holders and Management Plan Participants which seek recovery of Indemnifiable Damages arising out of an inaccuracy or breach of such representations or warranties; provided, further, no right to indemnification pursuant to ARTICLE 8 in respect of any claim that is set forth in an Claim Certificate delivered to the Stockholders’ Agent prior to the expiration of the Holdback Period shall be affected by the expiration of such representations and warranties; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under ARTICLE 8 or otherwise to seek recovery of Indemnifiable Damages arising out of any Fundamental Claims until the expiration of the applicable statute of limitations (if later than the expiration of the date that is 24 months following the Closing Date). If the Merger is consummated, the representations and warranties of Acquiror contained in this Agreement and the other certificates contemplated hereby shall expire and be of no further force or effect as of the Closing. If the Merger is consummated, all covenants of the parties shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed at or after the Closing; provided, however, that no right to indemnification pursuant to ARTICLE 8 in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant. Notwithstanding the foregoing, claims for Indemnifiable Damages may be made during the Claims Period.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Acquiror or Sub, to:

Glu Mobile Inc.
500 Howard Street, Suite 300
San Francisco, CA 94105
Attention: General Counsel
Facsimile No.: (650) 403-1018
Telephone No.: (415) 800-6167
with a copy (which shall not constitute notice) to:

(ii)	Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041 Attention: David A. Bell Facsimile No.: (650) 938-5200 Telephone No.: (650) 988-8500 if to the Company, to:
PlayFirst, Inc. 303 Second Street, North Tower, Suite 520 San Francisco, California Attention: Becky Ann Hughes Telephone No.: (650) 740-8078 with a copy (which shall not constitute notice) to:
(iii)	Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Attention: Danielle Naftulin Facsimile No.: (650) 849-7400 Telephone No.: (650) 849-7118 If to the Stockholders’ Agent, to:

Fortis Advisors LLC
Attention: Notice Department
Facsimile No.: (858) 408-1843
Email: notices@fortisrep.com

9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an ARTICLE or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that ARTICLE 8 is intended to benefit the Indemnified Persons and Section 5.19 is intended to benefit the D&O Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquiror without the prior consent of the Company; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Acquiror expressly acknowledges and agrees that Acquiror is not relying upon any representations or warranties made by the Company or any other Person relating to financial projections of the Company or its Subsidiaries other than those set forth in this Agreement and the certificates delivered pursuant to this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, following the Effective Time, the indemnification provisions of ARTICLE 8 constitute the Indemnified Persons’ sole and exclusive remedy for any and all claims against the Converting Holders and Management Plan Participants or any other securityholder of the Company for monetary damages in connection with this Agreement, the Merger and the other transactions contemplated herein (other than any claims resulting from a Converting Holder’s or Management Plan Participant’s breach of the representations, warranties and covenants set forth in the Investors Rep Letters), subject to any remedies that the Indemnified Persons may exercise: (i) in the event of Fraud, and (ii) any equitable remedies that the Indemnified Persons may exercise. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.9 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law; provided, however, that any matters related to the effectiveness of the Merger shall be governed by Delaware law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of San Francisco in the State of California, the place where this Agreement was entered and is to be performed, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 8.6), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court; provided, however, that any matters related to the effectiveness of the Merger shall be submitted to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within the District of Delaware. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of San Francisco, California or the County of Newcastle, Delaware, as applicable.

9.10 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.11 Conflict of Interest. If the Stockholders’ Agent so desires, acting on behalf of the Converting Holders or Management Plan Participants and without the need for any consent or waiver by the Company or Acquiror, Cooley LLP (“Cooley”) shall be permitted to represent the Converting Holders and/or Management Plan Participants after the Closing in connection with any matter, including without limitation, anything related to the Merger and the other transactions contemplated herein, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Converting Holders and/ or Management Plan Participants, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Acquiror, the Company or any of their agents or affiliates under or relating to this Agreement, the Merger or any of the other transactions contemplated herein, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Converting Holders or Management Plan Participants or the Stockholders’ Agent consents in writing at the time to such engagement. Any such representation of the Company by Cooley after the Closing shall not affect the foregoing provisions hereof.

9.12 Attorney-Client Privilege. The attorney-client privilege of the Company and its Subsidiaries that relates exclusively to the negotiation of this Agreement shall be deemed to be the right of the Converting Holders, and not that of the Surviving Corporation, following the Closing, and may be waived only by the Stockholders’ Agent. Absent the consent of the Stockholders’ Agent, neither Acquiror nor the Surviving Corporation shall have a right to access such attorney-client privileged material of the Company related exclusively to the negotiation of this Agreement following the Closing.

9.13 Acquiror’s Due Diligence Investigation. Acquiror has, for the sole purpose of determining whether to enter into and negotiate the transactions contemplated by this Agreement, conducted a review of information provided to it regarding the Company’s commercial, financial, legal and other affairs. The parties agree and acknowledge that the representations and warranties of the Company set forth in this Agreement (and in the Company Disclosure Letter) shall in no way be limited, qualified, impaired or affected by Acquiror’s conduct of such investigation.

9.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Next]

IN WITNESS WHEREOF, Acquiror, Sub, the Company and the Stockholders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Stockholders’ Agent, personally), all as of the date first written above.

Glu Mobile Inc.

By:	/s/ Niccolo M. de Masi

Name:	Niccolo M. de Masi

Title:	President and Chief Executive Officer

Midas Acquisition Corp.

By:	/s/ Niccolo M. de Masi

Name:	Niccolo M. de Masi

Title:	President and Chief Executive Officer

PlayFirst, Inc.
By:	/s/ Marco DeMiroz

Name:	Marco DeMiroz

Title:	President and Chief Executive Officer

Fortis Advisors LLC in its capacity as the Stockholders’ Agent

By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

EXHIBIT A
Definitions

As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

“Acquiror Common Stock” means the Common Stock, par value $0.0001 per share, of Acquiror.

“Acquiror Stock Price” means the lesser of (i) $6.00 per share and (ii)  the average of the closing sale prices of Acquiror Common Stock as quoted on The NASDAQ Global Select Market for the seven consecutive trading days ending with the trading day that is three trading days prior to the Closing Date.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Aggregate Notes Shares” means the Aggregate Debtholder Numbers payable to all Company Lenders.

“Balance Sheet Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract, required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Business” means the business of the Company as currently conducted and as currently proposed to be conducted by the Company.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in San Francisco, California.

“California Law” means the General Corporation Law of the State of California.

“Closing Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying the amount of Transaction Expenses (including an itemized list of each Transaction Expense and the Person to whom such expense was or is owed). The Closing Expenses Certificate shall include a representation of the Company, certified by the Chief Financial Officer of the Company, that such certificate includes all of the Transaction Expenses.

“Closing Merger Consideration” means 3,000,000 Shares less the number of shares of Acquiror Common Stock having a value (valued at the Acquiror Stock Price) equal to the Company Net Working Capital Deduction.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the capital stock of the Company.

“Company Common Stock” means the Common Stock, par value of $0.001 per share, of the Company.

“Company Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data.

“Company Data Agreement” means any Contract involving Company Data to which the Company is a party or is bound by, except for the standard terms of service entered into by users of the Company Products (copies of which have been provided to Acquirer).

“Company Fraud” means Fraud committed by the Company or on behalf of the Company.

“Company Net Working Capital” means (a) the Company’s consolidated total current assets as of the Closing (as defined by and determined in accordance with GAAP) less (b) the Company’s consolidated total current Balance Sheet Liabilities as of the Closing (as defined by and determined in accordance with GAAP). For purposes of calculating Company Net Working Capital, (i) the Company’s current Balance Sheet Liabilities (1) shall include all Company Debt, (2) shall include all Pre-Closing Taxes, Taxes described in Section 1.13 and any other Balance Sheet Liabilities for Taxes as of the Closing Date (including, for clarity, payroll taxes or other Taxes arising in connection with any payment required pursuant to or arising as a result of this Agreement or the Transactions), whether or not such Balance Sheet Liabilities for Taxes would be then due and payable), (3) shall include Transaction Expenses, (4) shall include amounts accrued, (5) shall not include any GAAP required deferrals of revenue, (6) shall include all liabilities for vacation or paid time off accrued by the Company’s employees as of the Closing, (7) shall include fees and expenses owed to Company Lenders and (8) shall not include the Debt Amount and (ii) the Company’s current assets shall exclude (1) GAAP required deferred platform commissions and (2) accounts receivable that are outstanding for more than 90 days or that are otherwise doubtful. With respect to Taxes and Company Debt, they shall be included whether or not they would be treated as a current liability under GAAP.

“Company Net Working Capital Certificate” means a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying the amount of Company Net Working Capital. The Company Net Working Capital Certificate shall be accompanied by (i) the Company’s balance sheet as of the Closing Date prepared on a consistent basis with the Company Balance Sheet, (ii) an itemized list of each Company Debt with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed, (iii) an itemized list of each element of the Company’s consolidated current assets, (iv) an itemized list of each element of the Company’s consolidated total current liabilities, and (v) an itemized list of each element of the Debt Amount.

“Company Net Working Capital Deduction” means the amount (if any) by which the Company Net Working Capital is less than $0.00 as of the Closing.

“Company Optionholders” means the holders of Company Options.

“Company Option Plan” means each stock option plan, program or arrangement of the Company, collectively, including the Company’s 2004 Equity Incentive Plan, as amended.

“Company Options” means options to purchase shares of Company Capital Stock.

“Company Preferred Stock” means the Company Series A Stock, Company Series B Stock, and Company Series C Stock.

“Company Privacy Policies” means, collectively, any and all (A) of the Company’s and Company Subsidiaries’ data privacy and security policies, whether applicable internally, or published on Company Websites or otherwise made available by the Company to any Person, (B) public representations (including representations on Company Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company Data and (C) policies and obligations applicable to the Company as a result of Company’s certification under the US-EU/Switzerland Safe Harbor (if applicable).

“Company Securityholders” means the Company Stockholders, Company Optionholders and Company Warrantholders, collectively.

“Company Series A Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Company Series C Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Company Stockholders” means the holders of shares of outstanding Company Capital Stock immediately prior to the Effective Time.

“Company Warrantholders” means the holders of Company Warrants.

“Company Warrants” means warrants to purchase shares of Company Capital Stock.

“Company Websites” means all web sites owned, operated or hosted by the Company or Company Subsidiaries or through which the Company or Company Subsidiaries conduct the business, and the underlying platforms for such web sites.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated as of December 5, 2013, entered into by Acquiror and the Company.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Contractor Agreement” means a consulting or contractor agreement providing for substantially the same terms and conditions as provided to the Specified Contractors by the Company as of the date of this Agreement.

“Converting Holders” means Company Stockholders holding Company Series C Stock (other than those Company Stockholders all of whose shares of Company Capital Stock constitute Dissenting Shares).

“Debt Amount” means $2,340,000 owed by the Company to City National Bank (the “Bank”) pursuant to CNB Loan # 231062/29296 & 29297 (the “Bank Debt”) and $1,200,000 in trade and accounts payable owed by the Company (the “Trade Payables Debt”). For the avoidance of doubt, the Debt Amount shall not include Transaction Expenses.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected in accordance with Delaware Law or California Law in connection with the Merger.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980, as amended.

“Fraud” means fraud, willful breach or intentional misrepresentation.

“Form 8-K” means the Current Report on Form 8-K reporting the completion of the Merger that Acquiror will be required to file with the SEC within four (4) Business Days of the Closing Date.

“Form 8-K Amendment” means the amendment to the Form 8-K that Acquiror will be required to file with the SEC within seventy-five (75) days of the Closing Date pursuant to Items 2.01 and 9.01 of Form 8-K in order to file certain financial statements of Company as an exhibit.

“Fully-Diluted Series C Shares” means the sum, without duplication, of the aggregate number of shares of Company Series C Stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise of Company Warrants or other direct or indirect rights to acquire shares of the Company Series C Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Holdback Amount” means 1,500,000 Shares.

“Indemnifiable Transaction Expenses” means any Transaction Expenses that have not been taken into account in the calculation of the Closing Merger Consideration. All Indemnifiable Transaction Expenses shall constitute “Indemnifiable Damages” for purposes of ARTICLE 8 without regard to the Basket (as defined in Section 8.3(a)).

“Individual Fraud” means Fraud personally committed by a Converting Holder or Management Plan Participant.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual or (b) with respect to any Person that is not an individual, the officers, directors, legal and financial personnel of such Person (and, with respect to Section 2.10 (Intellectual Property), additionally, the individuals engaged in technology development activity for such Person) (the individuals specified in clause (b) are collectively referred to herein as the “Entity Representatives”). Any such individual or Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, including his or her personal files, (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such Person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual or Entity Representative in the customary performance of such duties and responsibilities, or (iii) such knowledge could be obtained from reasonable inquiry of the persons employed by such Person charged with administrative or operational responsibility for such matters for such Person.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of its assets, properties or businesses.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or could reasonably likely, (i) be or become materially adverse in relation to the near-term or longer-term condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, capitalization, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements; except to the extent that any such Effect directly results from: (a) changes occurring after the date of this Agreement in general economic conditions affecting the industry in which such entity operate; or (b) declared or undeclared acts of war or terrorism, outbreak or escalation of hostilities or any natural disaster, in each case occurring after the date of this Agreement; provided, however, that the provisions of clauses (a) and (b) shall apply only to the extent not disproportionately affecting such entity taken as a whole relative to other companies in the same industry sector. Changes in the trading volume or trading prices of Acquiror Common Stock, in and of themselves, shall not be deemed to constitute a Material Adverse Effect with respect to Acquiror.

“Management Plan” means an award plan related to the transactions contemplated by this Agreement meeting the specifications set forth in Schedule 5.21, which plan has been approved by the Company’s board of directors not later than 7 Business Days following the date of this Agreement.

“Management Plan Amount” means the number of Shares subject to the Management Plan.

“Management Plan Participant” means each Person that is a participant under the Management Plan (i.e., any Person that will receive a Management Plan Payment).

“Management Plan Payment” means with respect to any Person any amounts payable to such Person pursuant to the Management Plan in connection with the transactions contemplated hereby.

“Merger Consideration” means the Closing Merger Consideration (valued at the Acquiror Stock Price) plus the Debt Amount, minus the Company Net Working Capital Shortfall.

“Notes” means those certain Convertible Promissory Notes issued pursuant to the Note and Warrant Purchase Agreement, by and between the Company and the purchasers named therein, dated April 12, 2013, as amended by Amendment No. 1 to Convertible Promissory Notes, dated November 8, 2013, and those certain Convertible Promissory Notes issued pursuant to the Note and Warrant Purchase Agreement, by and between the Company and the purchasers named therein, dated November 8, 2013.

“Offer Letter” means an employee offer letter and invention assignment agreement providing for substantially the same base salary and target incentive compensation, in the aggregate, as provided to the Identified Employees by the Company as of the date of this Agreement.

“Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; and (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

“Per Share Series C Stock Consideration” means the Stockholder Closing Merger Consideration divided by the Fully-Diluted Series C Shares.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Personal Data” means a natural Person’s (including a customer’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural Person or is otherwise considered personally identifiable information or personal data under applicable law.

“Pre-Closing Taxes” means any Taxes of the Company for a Taxable period (or portion thereof) ending on or prior to the Closing Date. In the case of any Taxes of the Company that are imposed on a periodic basis and that are payable for a Taxable period that includes (but does not end on) the Closing Date, such Taxes shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that includes (but does not end on) the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.

“Privacy Laws” means each applicable law: (A) applicable to the protection or Processing or both of Personal Data, and includes rules relating to the U.S.-EU/Switzerland Safe Harbor, Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing, and (B) guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (A).

“Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

“Pro Rata Share” means, with respect to a particular Converting Holder or Management Plan Participant, (i) the portion of the Closing Merger Consideration such Converting Holder or Management Plan Participant is entitled to receive pursuant to Sections 1.8(a) or 1.8(c), as applicable with respect to its Company Capital Stock (other than Dissenting Shares), Notes Repayment, or Management Plan Payment and (ii) relative to the aggregate Closing Merger Consideration.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” means Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and all other reports filed by Acquiror pursuant to the Exchange Act since the filing of such Form 10-K and prior to the date hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Related Agreements” means each of (a) the Series C Preferred Stock Purchase Agreement by and between the Company and the purchasers listed therein, dated as of September 29, 2010; (b) the Amended and Restated Investor Rights Agreement by and between the Company and the investors listed therein, dated as of September 29, 2010; (c) the Amended and Restated Right of First Refusal and Co-Sale Agreement by and between the Company and the investors and founders listed therein, dated December 17, 2007, as amended by Amendment No. 1 to Amended and Restated Right of First Refusal and Co-Sale Agreement, dated September 29, 2010, and (d) the Amended and Restated Voting Agreement by and between the Company and the investors and key holders listed therein, dated December 17, 2007, as amended by Amendment No. 1 to Amended and Restated Voting Agreement, dated September 29, 2010.

“Stockholders Closing Merger Consideration” means the Closing Merger Consideration minus (i) the Aggregate Notes Shares and (ii) the Management Plan Amount.

“Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Transaction Expenses” means: (a) all third party unpaid fees, costs, expenses, payments, and expenditures incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees, costs expenses, payments, and expenditures of legal counsel and accountants, the amount of fees costs, expenses, payments, and expenditures payable to financial advisors, investment bankers and brokers of the Company (including, without limitation, Moelis & Company LLC)), (b) the Tail Insurance Coverage, and (c) any change of control obligations and severance payments (including any withholding, payroll, employment or similar Taxes, if any, required to be withheld or paid by Acquiror (on behalf of the Company or any of its Subsidiaries), the Company or any of its Subsidiaries, in each case of clauses “(a)” through “(c)” to the extent not paid prior to the Closing.

“Unvested Company Shares” means any Company Capital Stock that is not vested under the terms of any Contract with the Company (including any stock option agreement, or stock option exercise agreement, or restricted stock purchase agreement).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Exhibit A shall have the meanings assigned to such terms in this Agreement.

EXHIBIT B
List of Identified Employees

EXHIBIT C
Form of Investor Representation Letter

EXHIBIT D-1
Form of Stockholder Agreement

EXHIBIT D-2
List of Company Stockholders

EXHIBIT D-3
Form of Company Stockholder Consent

EXHIBIT E
Certificate of Merger

EXHIBIT F
List of Company Lenders

EXHIBIT G-1
Form of FIRPTA Notice

EXHIBIT G-2
Form of FIRPTA Notification Letter

EXHIBIT H-1
List of Contracts Requiring Consent

EXHIBIT H-2
List of Contracts Requiring Termination

EXHIBIT H-3
List of Contracts Requiring Amendment

EXHIBIT I
Management Plan Participant Joinder

MANAGEMENT PLAN PARTICIPANT JOINDER AND RELEASE

This MANAGEMENT PLAN PARTICIPANT JOINDER AND RELEASE (this “Agreement”) by the undersigned (“Participant”) is entered into as of the date set forth on the signature page hereto and is effective as of such date.

WHEREAS, Glu Mobile Inc., a Delaware corporation (“Parent”), Midas Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), PlayFirst, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC as Stockholders’ Agent, have entered into an Agreement and Plan of Merger, dated as of April 30, 2014 (the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Company, with the Company as the surviving entity and a subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Board”) has adopted the PlayFirst, Inc. Employee Retention Bonus Plan (the “Management Plan”) under which Participant has the right to receive cash in accordance with the Management Plan; and

WHEREAS, Participant has made an independent and informed decision that the transactions contemplated by this Agreement are in his or her best interests.

NOW, THEREFORE, in connection with the consideration to be paid to Participant pursuant to the Management Plan, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, in order to induce Parent to consummate the Merger, Participant agrees as follows:

1. Defined Terms. Capitalized terms used and not defined herein have the meanings given them in the Merger Agreement.

2. Disclosure. Participant will not issue or cause the publication of any press release or make any announcement or disclosure to any Person regarding (a) this Agreement, the Merger Agreement or the transactions contemplated thereby, or any discussions, memoranda, letters or agreements related hereto or thereto; (b) the existence or terms of the Merger Agreement or this Agreement; (c) the existence of discussions and negotiations between or among Parent, the Company, and the holders of any Company Capital Stock or any of their respective representatives; or (d) the consummation of the transactions contemplated by the Merger Agreement, in each case without prior approval of Parent, except as and to the extent (i) of disclosure by Participant to his or her Tax, financial, legal or other professional advisors or, if applicable, spouse, (ii) the information disclosed is information which Parent previously disclosed or confirmed to the public, or (iii) as may otherwise be required by law or legal process.

3. Treatment of Management Plan Payment.

(a) Participant hereby agrees and consents to the following treatment of Participant’s Management Plan Payment pursuant to Section 1.8(a) of the Merger Agreement (which terms shall govern with respect to such Management Plan Payment): Participant shall have the right to receive the Management Plan Payment payable pursuant to the Management Plan, in the form of Shares, without interest, subject to applicable Tax withholding and subject to Participant’s Pro Rata Share of the Holdback Amount and such payment being contributed to the Agent Expense Fund, in each case in accordance with the Merger Agreement.

(b) Participant expressly acknowledges and agrees that the Participant’s Management Plan Payment, as set forth on Exhibit B hereto, represents settlement in full of all obligations owed to Participant by the Company, Merger Sub, Surviving Corporation and Parent with respect to the Management Plan.

4. Obligations under Merger Agreement. Participant acknowledges and represents that it has received a copy of the definitive Merger Agreement. Participant acknowledges, confirms and agrees that Participant is bound by the indemnification obligations set forth in ARTICLE 8 of the Merger Agreement and bound by the holdback arrangements set forth in the Merger Agreement.

5. Representations and Warranties of Participant. Participant hereby represents and warrants to Parent as follows:

(a) Reliance; Opportunity to Discuss; Access to Information. Participant acknowledges and understands that the representations, warranties and covenants by Participant set forth herein will be relied upon by Parent, the Company, Merger Sub, and the Surviving Corporation, and that substantial losses and damages may be incurred by such persons if Participant’s representations, warranties or covenants are inaccurate or are breached. Participant has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement and the Merger Agreement with Participant’s professional advisors to the extent Participant has deemed necessary. Participant hereby acknowledges and agrees that Participant has had the opportunity to ask questions of, and obtain any additional information reasonably available to Parent and the Company with respect to their respective plans, results of operations, financial conditions, businesses, properties, assets or business prospects, and Participant has received all such information that Participant deems necessary and appropriate to enable Participant to evaluate the risks and merits of this Agreement, the Merger Agreement and the transactions contemplated by Merger Agreement, including the Merger and the placement of a portion of the Management Plan Payment into the Holdback Fund pursuant to the terms of the Merger Agreement.

(b) Authority for Agreements.

(i) Participant is competent to execute and deliver this Agreement and each other document executed and delivered by Participant in connection with the transactions contemplated by Merger Agreement. This Agreement has been duly and validly executed and delivered by Participant and constitutes a legal, valid and binding obligation of Participant, enforceable against Participant in accordance with its terms, subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws now and hereunder in effect relating to the rights of creditors generally and (B) rules of equity governing specific performance, injunctive relief and other equitable remedies.

(ii) The execution and delivery by Participant of this Agreement and each other document executed and delivered by Participant in connection with the transactions contemplated by Merger Agreement, the compliance with the provisions hereof and thereof by Participant and the consummation by Participant of the transactions contemplated hereby or by the Merger Agreement, will not violate any laws, rules or regulations applicable to Participant or any of Participant’s properties or assets.

(iii) If Participant is married, he has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit A (a “Spousal Consent”) that is executed by Participant’s spouse. Participant’s spouse is competent to execute and deliver the Spousal Consent.

6. Representative.

(a) Participant hereby consents to the appointment of Fortis Advisors LLC (the “Representative”) as his or her agent and true and lawful attorney-in-fact with the powers and authority as set forth in the Merger Agreement. The Representative shall be the exclusive agent for and on behalf of Participant to (i) execute, as Stockholders’ Agent, the Merger Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated thereby; (ii) give and receive notices, instructions, and communications permitted or required under the Merger Agreement or any other agreement, document or instrument entered into or executed in connection therewith, for and on behalf of Participant, to or from Acquiror (on behalf of itself or any other Indemnified Person) relating to the Merger Agreement or any of the transactions and other matters contemplated thereby (except to the extent that the Merger Agreement expressly contemplates that any such notice or communication shall be given or received by each Participant individually); (iii) review, negotiate and agree to and authorize deliveries to Acquiror of from the Holdback Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to ARTICLE 8 of the Merger Agreement; (iv) object to such claims pursuant to Section 8.5 of the Merger Agreement; (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of Participant or necessary in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of the Merger Agreement; (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Converting Holders and Management Plan Participants; (vii) consent or agree to any amendment to the Merger Agreement or to waive any terms and conditions of the Merger Agreement providing rights or benefits to the Participants (other than with respect to the payment of the Merger Consideration) in accordance with the terms thereof and in the manner provided therein; and (viii) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Representative shall be the sole and exclusive means of asserting or addressing any of the above, and Participant shall not have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Representative. This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by Participant or by operation of law, whether by the death or incapacity of Participant or the occurrence of any other event, and any action taken by the Representative will be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not any Converting Holder or Management Plan Participant or the Representative will have received any notice thereof.

(b) All expenses, if any, reasonably incurred by the Representative in connection with the performance of his duties as the Representative will be borne and paid by the Converting Holders and Management Plan Participants, including Participant (the “Stockholder Representative Expenses”). If the Agent Expense Fund is exhausted and if not otherwise paid directly to the Representative by the Converting Holders or Management Plan Participants, the Stockholder Representative Expenses may be recovered by the Representative from the Holdback Fund otherwise distributable to the Converting Holders and Management Plan Participants (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) after the expiration of the Holdback Period pursuant to the terms of the Merger Agreement, at the time of distribution, and such recovery will be made from the Converting Holders and Management Plan Participants according to their respective Pro Rata Shares.

(c) The Person serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Holdback Fund upon not less than thirty (30) days’ prior written notice to Acquiror.

(d) The Converting Holders and Management Plan Participants shall severally indemnify the Stockholders’ Agent Group and hold harmless the Stockholders’ Agent Group against any losses, liabilities, claims, damages, costs, fees, expenses (including fees, disbursements and costs of skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Agent Group and arising out of or in connection with the acceptance or administration of its duties under the Merger Agreement, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders’ Agent.

(e) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is within the scope of the Representative’s authority under Section 8.7(a) of the Merger Agreement shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Converting Holders and Management Plan Participants and shall be final, binding and conclusive upon each such Converting Holder and Management Plan Participant; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Converting Holder and Management Plan Participant. Acquiror and the other Indemnified Persons have been relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Representative.

7. General Agreement.

(a) Release of Claims. Participant, on behalf of himself or herself, and his or her successors, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives and agents (the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges the Company, Parent, Merger Sub and the Surviving Corporation, each of their respective officers, directors, predecessors, equityholders, successors and assigns, and the beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”), from any and all commitments, actions, charges, complaints, promises, agreements, controversies, debts, claims, counterclaims, suits, causes of action, damages, demands, Liabilities, obligations, costs and expenses of every kind and nature whatsoever, whether arising from any express, implied, oral, or written contract or agreement or otherwise, known or unknown, past, present or future, at law or in equity, contingent or otherwise (collectively, a “Claim”), that such Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the Effective Time, against the Released Parties, or any of them, for or by reason of any matter, cause or thing whatsoever occurring at any time at or prior to the Effective Time with respect to the Company (the “Released Matters”); provided, however, that the Released Matters do not include, and nothing in this Agreement shall affect or be construed as a waiver or release by Releasing Parties of, any Claim by any of the Releasing Parties arising from or relating to, any (i) entitlement to fees, salary, reimbursement for expenses, bonuses, change of control payments, or other compensation or employment benefits earned or accrued by or for the benefit of any of the Releasing Parties prior to the Effective Time in respect of services performed by any of the Releasing Parties as an employee of the Company, (ii) Company Employee Plans, (iii) rights of exculpation, indemnification or contribution, whether arising under the Company’s certificate of incorporation, any agreement between the Company and any of the Releasing Parties, or otherwise, in respect of services provided by any of the Releasing Parties as an employee of the Company, including any rights to coverage under any insurance policies, (iv) obligations of any party to pay the Merger Consideration, owned beneficially or of record by any of the Releasing Parties, on the terms and conditions set forth in the Merger Agreement, or (v) subject to the terms and conditions of the Merger Agreement, the enforcement of, or the exercise of any rights and remedies, if any, under any provisions of the Merger Agreement, any exhibit to the Merger Agreement or any document delivered by Participant in connection with the Merger Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to be a waiver of any rights of Releasing Parties to seek, or otherwise be construed so as to prevent Releasing Parties from seeking, and no Released Party shall affirmatively contest any attempt by Releasing Parties to seek, any United States federal or state unemployment benefits to which any of them may be entitled.

(b) No Transfer of Claims. Participant hereby represents and warrants to the Released Parties that Participant made no assignment or transfer of any of the Claims for any Released Matter.

(c) Agreement Not Considered as Admission. Participant hereby acknowledges and agrees that neither this Agreement nor the furnishing of the consideration for this Agreement will be deemed or construed at any time to be an admission by Participant or any Released Party of any improper or unlawful conduct.

(d) Waiver of Unknown Claims. With respect to any and all Claims for any Released Matter, Participant expressly waives and relinquishes, and the other Releasing Parties shall be deemed to have expressly waived and relinquished, any and all provisions, rights and benefits conferred by Cal. Civ. Code § 1542 or any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Participant acknowledges that the inclusion of such unknown Claims in this Agreement was separately bargained for and was a key element of this Agreement. Participant acknowledges, and the other Releasing Parties shall be deemed to have acknowledged, that they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all Claims herein released and agree that all such unknown Claims are nonetheless released and that this Agreement shall be and remain effective in all respects even if such different or additional facts are subsequently discovered.

(e) Covenant Not to Sue. Participant hereby irrevocably covenants to refrain from, and to the extent Participant controls any of the Releasing Parties, to cause such Releasing Parties to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Released Parties, in any forum whatsoever (including, without limitation, any administrative agency), that arises out of, relates in any way to, or is based upon, any of the Released Matters.

(f) Sufficiency of Consideration. Participant acknowledges and agrees that the Management Plan Payment payable to Participant, subject to the terms and conditions of the Merger Agreement, and the covenants contained therein provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Agreement.

(g) Basis of Defense. This Agreement may be pleaded by the Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them in violation hereof. In the event any Claim is brought or maintained by Participant or any Releasing Party against the Released Parties in violation of this Agreement, Participant shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the Released Parties in defending same.

8. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party hereto for the breach of this Agreement by Participant, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, Participant hereby waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

9. Governing Law. This Agreement, and all claims and disputes arising in connection with this Agreement, or the negotiation, breach, termination, performance or validity hereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law; provided, however, that any matters related to the effectiveness of the Merger shall be governed by Delaware law.

10. Beneficiaries; Amendments. The parties hereto acknowledge and agree that each of the Released Parties, including Parent, Merger Sub and the Surviving Corporation, are intended to be beneficiaries of this Agreement, and shall be entitled to enforce the provisions herein against the Releasing Parties to the same extent as if they were parties hereto, including, without limitation, the right to recover reasonable attorneys’ fees pursuant to paragraph 7(g). The parties hereto acknowledge and agree that this Agreement may only be amended, modified or supplemented by written agreement of Participant and Parent.

11. Entire Agreement. This Agreement and the Merger Agreement (including all exhibits and schedules thereto) contains the entire understanding and agreement between and among the parties with respect to the release of claims set forth herein. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party with respect to the subject matter of this Agreement. All prior or contemporaneous conversations, negotiations, proposed agreements and agreements, or representations, covenants and warranties with respect to the subject matter hereof are merged herein, waived, superseded and replaced in total by this Agreement.

12. Termination. If the Merger Agreement is terminated, then this Agreement shall terminate and have no further force or effect concurrently therewith.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed on the date set forth below.

Print Name:

Date:

EXHIBIT A
SPOUSAL CONSENT

I,       , spouse of        (“Participant”), acknowledge that I have read the Management Plan Participant Joinder and Release, including Exhibit B thereto, executed by Participant, dated as of      , 2014, (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding a Management Plan Payment that my spouse may be entitled to, including any interest I might have therein.

I hereby agree that my interest, if any, in any Management Plan Payment subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such Management Plan Payment shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:	Print Name:

EXHIBIT B

Shares _________________________.

Schedule 4.2
List of Company Permitted Acts

Schedule 5.19
Payables

Schedule 5.21
Management Plan

Schedule 6.3(h)
List of Specified Contractors